As filed with the Securities and Exchange Commission on June 18, 2002
                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          NEW PEOPLES BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)


       Virginia                          6022                     54-1880861
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                 2 Gent Drive
                             Honaker, Virginia 24260
                                 (276) 873-6288
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Kenneth D. Hart
                      President and Chief Executive Officer
                             New Peoples Bankshares, Inc.
                                  2 Gent Drive
                             Honaker, Virginia 24260
                                 (276) 873-6288
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           Copies of Communications to:
                           Wayne A. Whitham, Jr., Esq.
                            John M. Oakey, III, Esq.
                                 Williams Mullen
                              1021 East Cary Street
                                  P.O. Box 1320
                          Richmond, Virginia 23218-1320
                                 (804) 643-1991
                                 =============
        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                   Proposed Maximum       Proposed Maximum            Amount of
   Title of Each Class of        Amount to be     Offering Price per     Aggregate Offering          Registration
Securities to be Registered      Registered            Share(1)               Price(1)                   Fee
===================================================================================================================
Common Stock, $2.00 par value     1,200,000          $10.00                 $12,000,000                 $1104
===================================================================================================================

(1) Represents the offering price per share for purposes of calculating the registration fee. See "Determination of Offering Price" on page 10 of the prospectus contained herein.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a)of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED             , 2002


PROSPECTUS

                                1,200,000 Shares

                                     [LOGO]

                                  Common Stock


        We own and operate New Peoples Bank, Inc., which has eight banking offices in the southwest Virginia area and one banking office in West Virginia. We are offering up to 1,200,000 shares of our common stock.

        There is no established market for our common stock, and we do not expect that a market will develop after this offering. We have established the offering price of $10.00 per share. During 2002, the price in sales of our common stock known to us has ranged from $10.00 to $12.00 per share.

        We will make offers and sales to all of our existing shareholders. In addition to these offers and sales, we will make offers and sales to the public in Tennessee, Virginia and West Virginia. All sales will be made by certain of our employees. There is no underwriter involved in this offering.

        Investing in our common stock involves risks. You should read the "Risk Factors" section beginning on page 7 before investing.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        In addition, shares of our common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                                     Underwriter's
                      Price to Public  Commission   Proceeds to Us
                      --------------   ----------   --------------
Per Share             $      10.00         --       $      10.00
Total                 $ 12,000,000         --       $ 12,000,000


        This is a best efforts offering, which means that we are not required to sell any specific number of shares or dollar amount of common stock in this offering. We have not made any arrangements to place funds received from investors in an escrow, trust or similar account. The offering will end on ________ __, 2002, unless we extend it until ________ __, 2002.

                The date of this prospectus is ________ __, 2002.

                              [INSIDE FRONT COVER]






                              [MAP OF MARKET AREA]

                                TABLE OF CONTENTS


                                                                            Page

Prospectus Summary............................................................4
Summary Financial Information.................................................6
Risk Factors..................................................................7
Terms of the Offering.........................................................9
Use of Proceeds..............................................................10
Determination of Offering Price..............................................10
Dilution.....................................................................11
Market for Common Stock......................................................13
Dividend Policy..............................................................13
Capitalization...............................................................14
Business.....................................................................15
Selected Historical Financial Information....................................20
Management's Discussion and Analysis of
Financial Condition and Results of Operations................................21
Management...................................................................37
Description of Capital Stock.................................................41
Government Supervision and Regulation........................................42
Legal Matters................................................................46
Experts......................................................................46
Caution About Forward Looking Statements.....................................46
Where You Can Find More Information..........................................47
Index to Consolidated Financial Statements..................................F-1








                              ABOUT THIS PROSPECTUS

        You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

        In this prospectus, we frequently use the terms "we," "our" and "us" to refer to New Peoples Bankshares, Inc. and New Peoples Bank, Inc. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the "Risk Factors" section beginning on page 7.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the "Risk Factors" section and our financial statements and related notes.

        We have adjusted all share amounts and per share data relating to our common stock in this prospectus to reflect a two-for-one stock split of our common stock in January 2002.

                                   Our Company

        We own New Peoples Bank, Inc., a Virginia-chartered commercial bank. We conduct all of our business through the bank, which operates eight banking offices in southwest Virginia and one banking office in West Virginia.

        We opened in October 1998 to fill a demand for community banking services in Russell, Scott, Buchanan and Dickenson Counties in southwest Virginia. We commenced operations with our main office and two branches and have since opened six additional branches. We plan to open three additional branches in the second half of 2002.

        We attained profitability on a month-to-month basis by September 1999, and we had recouped all of our start-up losses by March 2001. Our financial performance has been characterized by rapid asset growth, increasing earnings and sound asset quality.

        At March 31, 2002, we had total assets of $226.4 million, net loans of $187.9 million, deposits of $205.3 million and stockholders' equity of $19.5 million.

        Our principal executive offices are located at 2 Gent Drive, Honaker, Virginia 24260, and our telephone number is (276) 873-6288. Our Internet address is www.newpeoplesbank.com. The information contained on our web site is not part of this prospectus.










--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Common Stock Offered...............   1,200,000 shares at $10.00 per share.

Minimum Purchase...................   100 shares.

Maximum Purchase...................   10,000 shares.

Common Stock Outstanding
After the Offering.................   7,200,000 shares.  In addition, at May 31,
                                      2002, there were vested options
                                      outstanding to purchase 256,000 shares of common stock. All outstanding options are exercisable at a price of $7.50.

Purchase Procedures................   Each prospective investor that wishes to
                                      purchase shares of common stock must
                                      return the subscription card that we have included with this prospectus to us. See
                                      "Terms of the Offering" on page 9 for
                                      additional information.

Use of Proceeds....................   We intend to use the net proceeds of this
                                      offering for general corporate purposes, including providing additional equity capital to New Peoples Bank to support future growth.

Purchases by Our
Management in the Offering.........   Our directors and executive officers have
                                      indicated that they intend to purchase
                                      shares of common stock in this offering.
                                      Although the exact number of shares has
                                      not been determined, we currently
                                      anticipate that they will purchase
                                      approximately 50,000 shares in this
                                      offering. This amount represents 4.17% of the common stock that we are offering.
                                      None of our directors and executive
                                      officers have any obligation to purchase shares in this offering.

Dividends..........................   Currently no dividends are paid to
                                      shareholders.












--------------------------------------------------------------------------------

                          SUMMARY FINANCIAL INFORMATION

        The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. You also should read the detailed information and the financial statements included elsewhere in this prospectus.

                                                     Three Months                         Year Ended
                                                    Ended March 31                       December 31,
                                                    --------------                       ------------
                                                      (unaudited)                          (audited)
                                                       ----------
                                                   2002         2001            2001         2000         1999
                                                   -----------------------------------------------------------
                                                            (Dollars in thousands, except per share data)
  Income Statement Data
       Gross interest income                     $   3,970    $   3,551      $  15,267    $  11,228     $  5,454
       Gross interest expense                        1,575        2,054          7,950        6,325        2,943
       Net interest income                           2,395        1,497          7,317        4,903        2,511
       Provision for possible loan losses              130          159            571          513          867
       Net interest income after provision for
          loan losses                                2,265        1,338          6,746        4,390        1,644
       Non-interest income                             299          128            753          444          243
       Non-interest expense                          1,695        1,181          5,934        3,683        2,644
       Income (loss) before income taxes               869          285          1,565        1,150         (757)
       Income tax expense (benefit)                    290           95            556          389         (433)
       Net income (loss)                               579          190          1,009          761         (324)

  Per Share Data and Shares Outstanding (1)
       Net income, basic                               .10          .03            .17          .16         (.14)
       Net income, diluted                             .10          .03            .17          .16         (.14)
       Cash dividends                                    0            0              0            0            0
       Book value at period end                       3.24         3.01           3.15         2.98         2.32
       Tangible book value at period end              3.24         3.01           3.15         2.98         2.32
       Weighted average shares outstanding,
          basic (1)                                  6,000        6,000          6,000        5,400        2,300
       Weighted average shares outstanding,
          diluted (1)                                6,073        6,000          6,000        5,400        2,300
       Shares outstanding at period end (1)          6,000        6,000          6,000        6,000        2,400

  Period-End Balance Sheet Data
       Total assets                                226,413      171,705        214,253      157,390       99,081
       Total loans                                 189,763      146,214        179,216      131,086       86,560
       Total deposits                              205,324      152,525        194,011      138,447       87,490
       Long-term debt                                    0            0              0            0            0
       Shareholders' equity                         19,470       18,072         18,891       17,882       11,121

  Performance Ratios
       Return on average assets                       1.05%         .46%           .54%         .58%        (.45)%
       Return on average shareholders' equity        12.01%        4.21%          5.47%        5.26%       (3.11)%
       Average shareholders' equity to average
          total assets                                8.72%       10.95%          9.91%       11.10%       14.38%
       Net interest margin (2)                        4.86%        3.88%          4.31%        3.99%        3.78%

  Asset Quality Ratios
       Net charge-offs to average loans                .05%         .02%           .06%         .06%         .00%
       Allowance to period-end gross loans            1.00%        1.00%          1.00%        1.00%        1.00%
       Nonperforming assets to gross loans
          and foreclosed properties                    .03%         .16%           .04%         .07%         .00%

  Capital and Liquidity Ratios
       Risk-based
          Tier 1 capital                             10.88%       13.60%         10.99%       15.24%       13.60%
          Total capital                              11.94%       14.71%         12.03%       16.36%       14.70%
       Leverage capital ratio                         8.83%       10.97%          9.19%       11.73%       11.45%
       Total equity to
          total assets                                8.60%       10.53%          8.82%       11.36%       11.22%


(1) We have adjusted all share amounts and per share data to reflect a two-for-one stock split of our common stock in January 2002.

(2) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents our net yield on our earning assets.

                                  RISK FACTORS

        An investment in our common stock involves significant risks. You should carefully read and consider the factors listed below before you invest. These risk factors may adversely affect our financial condition, including future earnings. You should read this section together with the other information in this prospectus.

Because our stock is not listed on any market, the offering price of $10.00 may not reflect a market price for our stock.

        Because our stock is not listed or traded on an exchange or in the over-the-counter market, we cannot be certain that the prices at which our stock has historically sold are not higher than the prices that would prevail in an active market where securities professionals participate. We set the offering price ourselves without assistance from an underwriter. When an underwriter is involved in an offering, the offering price reflects market forces at work. An underwriter works with an issuer to price an offering, based on factors that include demand for the shares from securities dealers and the underwriter's analysis of the issuer's past and prospective financial performance. This is an imperfect process, but it does afford some protection to purchasers that the offering price is a market price. In this offering, no underwriter is involved.

Because there is no market for our stock, your ability to readily sell any shares you purchase is doubtful.

        Our stock is not listed on a stock market, and we have no intention of listing it. If you want to sell shares you purchase in this offering, you will need to find a buyer and negotiate the price.

As we mature, we may not be able to sustain the rapid growth that we have experienced since inception.

        During the last two years, we have experienced significant growth, and our business strategy calls for continued expansion. We intend to use the funds raised in this offering to support anticipated increases in our loans and deposits. Our ability to continue to grow depends, in part, upon our ability to open new branch offices, attract deposits to those locations, and identify loan and investment opportunities. Our ability to manage growth successfully also will depend on whether we can maintain capital levels adequate to support our growth and maintain cost controls and asset quality. If we are unable to sustain our growth, our earnings could be adversely affected. If we grow too quickly, however, and are not able to control costs and maintain asset quality, rapid growth also could adversely affect our financial performance.

We have a limited operating history upon which to base an estimate of our future success.

        We have been operating only since October 1998. As a result, you have limited financial information on which to base any estimate of our future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company that has a longer history of operations. Because of our limited operating history, you do not have access to the type and amount of information that would be available to an investor in a financial institution with a more extended operating history.

Our profitability depends significantly on economic conditions in our market area.

        Our success depends to a large degree on the general economic conditions in the southwest Virginia area. The local economic conditions in this area have a significant impact on the loans that we make to our borrowers, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect our financial condition and performance.

        Historically, coal mining and farming have represented the primary industries in our market area. While the coal mining industry has been depressed in recent years, new industries, including the automobile industry and technology and communications business, have appeared in our market area. While we do not have significant credit exposure to these businesses, a recession in one or more of these industries could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

Because of the uncertainty of future economic and market conditions, we may not be able to obtain additional capital on terms as favorable as the terms on prior offerings.

        Our business strategy calls for continued growth. We anticipate that we will support this growth through additional deposits at new branch locations and investment opportunities. It is possible that we may need to raise additional capital to support our future growth. Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the condition of financial markets at that time. We cannot make any assurance that additional capital would be available on terms satisfactory to us at all. The failure to raise additional capital on terms that are favorable to us may force us to limit our growth strategy.

A loss of our senior officers could impair our relationship with our customers and adversely affect our business.

        Many community banks attract customers based on the personal relationships that the banks' officers and customers establish with each other and the confidence that the customers have in the officers. As a relatively new enterprise, we depend on the performance of Kenneth D. Hart, who is our and the bank's President and Chief Executive Officer. Mr. Hart has over 30 years of experience in the banking industry and has numerous contacts in our market area. We believe that the extent of his experience and contacts provide us with an advantage over other community banks in our market, who have chief executive officers with less experience and fewer contacts.

        The loss of the services of Mr. Hart, or his failure to perform management functions in the manner anticipated by our board of directors, could have a material adverse effect on our business. Our success will be dependent upon the board's ability to attract and retain quality personnel, including Mr. Hart.

Our management will have discretion in allocating the proceeds of the offering and could delay the achievement of our strategic goals.

        We will use the net proceeds from this offering for general corporate purposes. That is, we will provide additional equity capital to the bank to support anticipated increases in our loans and deposits as our business grows. We have not otherwise made a specific allocation for the use of the net proceeds.

        Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining the specific use of the offering proceeds. The discretion of management to allocate the proceeds of the offering may result in the use of the proceeds for non-banking activities that are permitted for bank holding companies, but that are not otherwise specifically identified in this prospectus. While we do not anticipate that these proceeds will be used for other purposes, to the extent that they are, it may take us longer to grow our business and operations and otherwise achieve our strategic goals.


                              TERMS OF THE OFFERING

Purchase Limitations

        The minimum subscription for the offering is 100 shares. To increase participation and ownership within our local community, we are limiting the maximum number of shares that one individual or entity may directly acquire to 10,000 shares.

Prospective Investors

        We will offer and sell shares to all of our existing shareholders. In addition, we will make offers and sales to the public in Tennessee, Virginia and West Virginia.

        In this offering, we are reserving the right, in our sole discretion, to accept or reject any subscription for shares of our common stock in whole or in part. With respect to any subscriptions that we do not accept in whole or in part, we will return the unaccepted portion of the subscription funds, without interest.

Plan of Distribution

        We will offer and sell shares of common stock through certain of our employees, who will not receive any sales commission directly or indirectly for offering or selling the shares. We will not offer or sell shares of common stock through any underwriters or dealers.

        This is a best efforts offering, which means that we are not required to sell any specific number of shares or dollar amount of common stock in this offering. We have not made any arrangements to place funds received from investors in an escrow, trust or similar account.

Termination

        The offering will terminate on ________ __, 2002. We reserve the right to extend the offering in our sole discretion until ________ __, 2002 if we have not sold all 1,200,000 shares of common stock.

Purchase Procedures

        Each prospective investor who wishes to purchases shares of our common stock must take the following steps:

        o Complete, date and execute the subscription card that we have included with this prospectus.

        o Return the completed subscription card, with a check payable to "New Peoples Bankshares, Inc." in an amount equal to $10.00 multiplied by the number of shares subscribed for, to

                               Ms. Sereada Schiano
                          New Peoples Bankshares, Inc.
                                  2 Gent Drive
                             Honaker, Virginia 24260

        We will issue and deliver certificates that evidence shares of our common stock duly subscribed for and paid in full to those subscribers whose subscriptions we accept as soon as practicable after the offering is completed.

No Escrow Account

        We have not made any arrangements to place funds received from investors in an escrow, trust or similar account. Once we have accepted a subscription, we will deposit the proceeds into our general corporate accounts, issue the shares of common stock to the investor and use the proceeds in the manner that we have described in this prospectus.

                                 USE OF PROCEEDS

        The following table sets forth the calculation of our net proceeds from the offering at the public offering price of $10.00 per share and the use of these proceeds. Because this is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering.

                                                                       10%               50%              100%
                                                                       ---               ---              ----

Shares of common stock sold..................................          120,000           600,000        1,200,000

Public offering price........................................           $10.00            $10.00           $10.00

Gross offering proceeds......................................       $1,200,000        $6,000,000      $12,000,000
Estimated expenses of the offering...........................           57,000            57,000           57,000
                                                                 -------------     -------------    -------------

Net proceeds to us...........................................       $1,143,000        $5,943,000      $11,943,000
                                                                 =============     =============    =============

Use of net proceeds:

   General corporate purposes................................       $1,143,000        $5,943,000      $11,943,000
                                                                 =============     =============    =============


        We will use the net proceeds from this offering for general corporate purposes. That is, we will use all of the proceeds to provide additional equity capital to the bank to support anticipated increases in our loans and deposits as our business grows. We have not otherwise made a specific allocation for the use of the net proceeds.


                         DETERMINATION OF OFFERING PRICE

        We have set the offering price for the shares of common stock offered by this prospectus at $10.00 per share. The factors that we considered in making this determination were our present earnings and prospects for future earnings, our proposed operations in the future, the present state of our development and growth, the prospects of the banking industry in which we compete, the high demand for shares of our common stock, recent sales prices of shares of our common stock and an overall assessment of our management and financial condition. Because the offering is expected to take place over a period of several months, sales prices for our common stock in privately negotiated transactions could vary during the offering.


                                    DILUTION

Effect of the Offering on Book Value

        At March 31, 2002, we had a net tangible book value of approximately $19.5 million, or $3.25 per share. Net tangible book value per share represents the amount of our shareholders' equity, less intangible assets, divided by the number of shares of common stock that are outstanding. Dilution per share to new investors in the offering represents the difference between the amount per share that these investors paid and the pro forma net tangible book value per share of common stock immediately after completion of the offering.

        After giving effect to the sale by us of all 1,200,000 shares of common stock in the offering at the public offering price of $10.00 per share, deducting estimated offering expenses, and giving effect to the application of the estimated net proceeds described in the "Use of Proceeds" section on page 10, our pro forma net tangible book value at March 31, 2002 would have been approximately $31.4 million, or $4.36 per share. This represents an immediate increase in net tangible book value of $1.11 per share to existing shareholders and an immediate dilution of $5.64 per share to new investors.

        The following table illustrates this per share dilution assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering:

                                                                               10%            50%           100%
                                                                               ---            ---           ----

Public offering price per share......................................         $10.00         $10.00         $10.00
   Net tangible book value per share at March 31, 2002...............           3.25           3.25           3.25
   Increase per share attributable to new investors..................           0.12           0.60           1.11
                                                                                ----           ----           ----
Pro forma net tangible book value per share after the offering.......           3.37           3.85           4.36
Dilution per share to new investors..................................           6.63           6.15           5.64
                                                                                ====           ====           ====
Dilution as a percentage of offering price...........................          66.3%          61.5%          56.4%


Comparison of Prices Paid for Common Stock

        The following table sets forth on a pro forma basis, as of March 31, 2002:

        o the number of shares of common stock purchased from us prior to the offering and the number of shares purchased in the offering, and

        o the total consideration, prior to the deduction of any expenses, and average price per share that our existing shareholders have paid to us and that new investors will pay in the offering at the public offering price of $10.00 per share.

        Because this is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering.

                                                                                                     Average
                                                                                                    Price Per
                                       Shares Purchased              Total Consideration              Share
                                 ---------------------------     --------------------------    -------------------
                                      Number       Percent           Amount       Percent
              10%
Existing shareholders (1), (2)       6,000,000         98%           $18,000,000      94%              $3.00
New investors                          120,000          2%             1,200,000       6%             $10.00
                                 -------------   ---------             ------------------
   Total                             6,120,000        100%           $19,200,000     100%              $3.14
                                 =============   =========           ====================

               50%
Existing shareholders (1), (2)       6,000,000         91%           $18,000,000      75%              $3.00
New investors                          600,000          9%             6,000,000      25%             $10.00
                                 -------------   ---------             ------------------
   Total                             6,600,000        100%           $24,000,000     100%              $3.64
                                 =============   =========           ====================

              100%
Existing shareholders (1), (2)       6,000,000         83%           $18,000,000      60%              $3.00
New investors                        1,200,000         17%            12,000,000      40%             $10.00
                                 -------------   ---------            -------------------
   Total                             7,200,000        100%           $30,000,000     100%              $4.17
                                 =============   =========           ====================
-----------------

(1) We have adjusted the number of shares purchased and the average price per share to reflect a two-for-one stock split of our common stock in January 2002.
(2) We have excluded outstanding vested options to purchase 256,000 shares of our common stock. The exercise price for each of these options is $7.50 per share.

                             MARKET FOR COMMON STOCK

        There currently is no public trading market for shares of our common stock and, prior to our holding company reorganization in November 2001, there was no public trading market for shares of New Peoples Bank's common stock. We, however, are frequently informed of the sales price at which shares of our common stock are exchanged in privately negotiated transactions.

        The high and low trade prices of shares of the bank's common stock through November 2001 and our common stock since November 2001, to our knowledge, were as follows:

                                                                High                   Low

         2000:
                  1st quarter                                    3.75                   2.50
                  2nd quarter                                    7.50                   5.00
                  3rd quarter                                    7.50                   5.00
                  4th quarter                                    7.50                   5.00
         2001:
                  1st quarter                                    9.00                   7.50
                  2nd quarter                                    9.00                   7.50
                  3rd quarter                                    9.75                   7.50
                  4th quarter                                    9.75                   7.50

         2002:
                  1st quarter                                   12.00                  10.00
                  2nd quarter                                   12.00                  10.00
                     (through May 31, 2002)

* We have adjusted all prices to reflect two-for-one stock splits of the bank's common stock in March 2000 and our common stock in January 2002.


        The most recent sales price of which we are aware was $10.00 per share on May 28, 2002. Other sales transactions may have occurred that were not reported to us.


                                 DIVIDEND POLICY

        We have not declared or distributed any cash dividends to our shareholders, and it is not likely that we will declare any cash dividends for several years. Our board of directors intends to follow a policy of retaining any earnings to provide funds to operate and expand our business for the foreseeable future. Our future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of both us and the bank, applicable governmental regulations and policies and other factors deemed relevant by our board of directors

        Our ability to distribute cash dividends will depend primarily on the abilities of the bank to pay dividends to us. As a state member bank, New Peoples Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Furthermore, neither we nor the bank may declare or pay a cash dividend on any of our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. For additional information on these limitations, see "Government Supervision and Regulation - Payment of Dividends" on page 42.


                                 CAPITALIZATION

        The following table sets forth our consolidated capitalization at March 31, 2002. This table should be read with our financial statements and related notes included in this prospectus.

                                                                March 31, 2002
Stockholders' equity (dollars in thousands):                     (unaudited)

         Common Stock, $2.00 par value, 12,000,000                12,000,000
         shares authorized, 6,000,000 shares
         issued and outstanding

         Paid-in surplus                                           5,964,331

         Retained earnings                                         1,505,845

         Total stockholders' equity                               19,470,176

                                    BUSINESS

General

        We are the bank holding company for New Peoples Bank, Inc., a Virginia banking corporation headquartered in Honaker, Virginia. We are engaged in the commercial banking business, primarily serving Russell, Scott, Buchanan, Dickenson, Washington and Wise Counties in southwest Virginia and Mercer County in West Virginia. In addition, the close proximity and mobile nature of individuals and businesses in adjoining counties in Virginia and West Virginia and nearby cities places these markets within our bank's targeted trade area. We also serve individuals and businesses from other areas, including northeastern Tennessee and eastern West Virginia.

        We offer a range of banking and related financial services focused primarily towards serving individuals, small to medium size businesses, and the professional community. We strive to serve the banking needs of our customers while developing personal, hometown relationships with them. Our board of directors believes that marketing customized banking services will enable us to establish a niche in the financial services marketplace in our market.

        We provide professionals and small and medium size businesses in our market area with responsive and technologically advanced banking services. These services include loans that are priced on a deposit relationship basis, easy access to our decision makers, and quick and innovative action necessary to meet a customer's banking needs. Our capitalization and lending limit enables us to satisfy the credit needs of a large portion of the targeted market segment. When a customer needs a loan that exceeds our lending limit, we try to find other financial institutions to participate in the loan with us.

Our History

        The bank was incorporated under the laws of the Commonwealth of Virginia on December 9, 1997 and began operations on October 28, 1998. On September 27, 2001, the shareholders of the bank approved a plan of reorganization under which they exchanged their shares of bank common stock for shares of our common stock. On November 30, 2001, the reorganization was completed and the bank became our wholly owned subsidiary. The bank is our only subsidiary.

        The formation of the bank was first discussed by a group of citizens who responded to their community's yearning for the friendly hometown banking provided for years by Peoples Bank, which also originated in Russell County. Peoples Bank served their community as an independent community bank from its formation in 1970 until 1987 and as part of the Premier Bank family from its acquisition by Premier Bankshares Corporation in 1987 until 1997. First Virginia Banks, Inc. acquired Premier and all of its banking subsidiaries in 1997. Although Peoples Bank and New Peoples Bank have no formal or legal connection, several of the officers, board members and employees who made Peoples Bank a success formed the nucleus for New Peoples Bank.

        This core Russell County group invited residents of Scott County, Buchanan County and Dickenson County to promote the idea of organizing southwest Virginia's first community bank in almost two decades. The community response was overwhelming and over 2,400 shareholders emerged to raise in excess of $11 million dollars in start-up capital within a 90-day sale period. The Commonwealth of Virginia authorized the bank to open three banks at once, including the central headquarters in Honaker, Virginia, and branches in Weber City and Castlewood, Virginia. Loan production offices were opened in Norton, Clintwood and Claypool Hill, Virginia.

Location and Market Area

        We initially opened with full service branches in Honaker and Weber City, Virginia and in 1999 opened a full service branch in Castlewood, Virginia. During 2000, we opened full service branches in Haysi and Lebanon, Virginia. During 2001, we opened branches in Pounding Mill, Virginia and Princeton, West Virginia. In 2002, we have opened branch offices in Gate City and Clintwood, Virginia. We also have loan production offices located in Norton and Abingdon, Virginia. Management will continue to investigate and consider other possible sites that would enable us to profitably serve our chosen market area.

        In order to open any additional banking offices, we must obtain prior regulatory approval, which takes into account a number of factors, including, among others, a determination that we have capital in an amount deemed necessary to warrant additional expansion and a finding that the public interest will be served. While we plan to seek regulatory approval at the appropriate time to establish additional banking offices, there can be no assurance when or if we will be able to undertake such expansion plans.

Internet Site

        In March 2001, we opened our internet banking site at www.newpeoplesbank.com. The site includes a customer service area that contains branch and ATM locations, product descriptions and current interest rates offered on deposit accounts. Customers with internet access can access account balances, make transfers between accounts, enter stop payment orders, order checks, and use an optional bill paying service. New customers who live within a limited market area can open accounts on line.

Banking Services

        General. We accept deposits, makes consumer and commercial loans, issues drafts, and provide other services customarily offered by a commercial bank, such as business and personal checking and savings accounts, walk-up tellers, drive-in windows, and 24-hour automated teller machines. New Peoples Bank is a member of the Federal Reserve System and its deposits are insured under the Federal Deposit Insurance Act to the limits provider thereunder.

        We offer a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans may include secured and unsecured loans for financing automobiles, home improvements, education and personal investments.

        Our lending activities are subject to a variety of lending limits imposed by state law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the bank), in general New Peoples Bank is subject to a loan-to-one borrower limit of an amount equal to 15% of its capital and surplus in the case of loans which are not fully secured by readily marketable or other permissible types of collateral. The bank voluntarily may choose to impose a policy limit on loans to a single borrower that is less than the legal lending limit.

        Commercial Loans. We make commercial loans to qualified businesses in our market area. Our commercial lending consists primarily of commercial and industrial loans to finance accounts receivable, inventory, property, plant and equipment. Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself.

        Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. To manage these risks, our policy is to secure commercial loans with both the assets of the borrowing business and other additional collateral and guarantees that may be available. In addition, we actively monitor certain measures of the borrower, including advance rate, cash flow, collateral value and other appropriate credit factors.

        Residential Mortgage Loans. Our residential mortgage loans consist of residential first and second mortgage loans, residential construction loans and home equity lines of credit and term loans secured by first and second mortgages on the residences of borrowers for home improvements, education and other personal expenditures. We make mortgage loans with a variety of terms, including fixed and floating or variable rates and a variety of maturities. Maturities for construction loans generally range from 4-12 to months for residential property and from 6 to 18 months for non-residential and multi-family properties.

        Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. These loans are made consistent with the appraisal policies and real estate lending policies, which detail maximum loan-to-value ratios and maturities. Loans for owner-occupied property are generally made with a loan-to-value ratio of up to 80% for first liens. Higher loan-to-value ratios are allowed based on the borrower's unusually strong general liquidity, net worth and cash flow. Loan-to-value ratios for home equity lines of credit generally do not exceed 90%. If the loan-to-value ratio exceeds 80% for residential mortgage loans, the bank obtains appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

        Construction Loans. Construction lending entails significant additional risks, compared to residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. Construction loans also involve additional risks attributable to the fact that loan funds are advanced upon the security of property under construction, which is of uncertain value prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To minimize the risks associated with construction lending, the bank limits loan-to-value ratios for residential property to 85% and for non-residential property and multi-family properties to 80%, in addition to its usual credit analysis of its borrowers. Management feels that the loan-to-value ratios described above are sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss.

        Consumer Loans. Our consumer loans consist primarily of installment loans to individuals for personal, family and household purposes. The specific types of consumer loans that we make include home improvement loans, debt consolidation loans and general consumer lending. Consumer loans entail greater risk than residential mortgage loans do, particularly in the case of consumer loans that are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as the bank, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral.

        Our policy for consumer loans is to accept moderate risk while minimizing losses, primarily through a careful analysis of the borrower. In evaluating consumer loans, we require our lending officers to review the borrower's level and stability of income, past credit history and the impact of these factors on the ability of the borrower to repay the loan in a timely manner. In addition, we maintain an appropriate margin between the loan amount and collateral value.

        Other Bank Services. Other bank services include safe deposit boxes, cashier's checks, certain cash management services, traveler's checks, direct deposit of payroll and social security checks and automatic drafts for various accounts. We offer ATM card services that can be used by our customers throughout Virginia and other regions. We also offer MasterCard and VISA credit card services through an intermediary.

        We do not anticipate exercising trust powers in the next few years. We may establish a trust department in the future but cannot do so without the prior approval of the Virginia State Corporation Commission's Bureau of Financial Institutions. In the interim, we may contract for trust services to our customers through outside vendors.

Competition

        The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Southwest Virginia market area and elsewhere. Our market area is a highly competitive, highly branched banking market.

        Competition in the market area for loans to small businesses and professionals, the bank's target market, is intense, and pricing is important. Most of our competitors have substantially greater resources and lending limits than we have. They offer certain services, such as extensive and established branch networks and trust services, that we do not expect to provide or will not provide in the near future. Moreover, larger institutions operating in the Southwestern Virginia market area have access to borrowed funds at lower cost than are available to us. Deposit competition among institutions in the market area also is strong. As a result, it is possible that we may pay above-market rates to attract deposits. According to a market share report prepared by the FDIC, as of June 30, 2001, the most recent date for which market share information is available, New Peoples Bank's deposits as a percentage of total deposits in its major market areas were as follows: Russell County - 39.0 %, Scott County - 24.8% and Dickenson County - 9.3%.

Employees

        As of December 31, 2001, we had 111 total employees, 108 of which were full-time employees. None of our employees is covered by any collective bargaining agreement, and relations with employees are considered excellent.

Legal Proceedings

        In the course of our operations, we may become a party to legal proceedings. We are not aware of any material pending or threatened litigation.

Properties

        We own our main office and all of our branch offices. We conduct our business from the following locations:

         Main Office
                o 2 Gent Drive, Honaker, Virginia 24260 (opened 1998)
         Branch Offices
                o  131 U.S. Highway 28 South, Weber City, Virginia 24290 (opened
                   1998)
                o  102 Miners Drive, Castlewood, Virginia 24224 (opened 1999)
                o  402 Main Street, Haysi, Virginia 24256 (opened 2000)
                o  685 North East Main Street, Lebanon, Virginia 24266 (opened
                   2000)
                o  Route 460 at Pounding Mill, Virginia 24637 (opened 2001)
                o  1221 Stafford Drive, Princeton, West Virginia 24740 (opened
                   2001)
                o  326 East Jackson Street, Gate City, Virginia 24251 (opened
                   2002)
                o Route 83, Colley Shopping Center, Clintwood, Virginia 24228 (opened 2002)

        We have loan production offices in Norton and Abingdon, Virginia. We lease these offices through operating lease arrangements with varying term lengths.

        We have purchased property that includes a former bank building in Big Stone Gap. We anticipate that this branch office will open in August 2002 after remodeling is complete. We have also purchased property that includes a former bank building in Tazewell, Virginia. The purchase of the property, however, included a one-year prohibition on banking activities. We anticipate that this branch office will open in the fall of 2002 after the prohibition expires and remodeling is complete.

        We believe that all of our properties are maintained in good operating condition and are suitable and adequate for our operational needs.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

        The following consolidated summary sets forth selected financial data for us for the periods and at the dates indicated. The following summary is qualified in its entirety by the detailed information and the financial statements included elsewhere in this prospectus.

                                                     Three Months                         Year Ended
                                                    Ended March 31                       December 31,
                                                    --------------                       ------------
                                                      (unaudited)                          (audited)
                                                      ----------
                                                   2002         2001            2001         2000         1999
                                                   -----------------------------------------------------------
                                                            (Dollars in thousands, except per share data)

    Income Statement Data
       Gross interest income                     $   3,970    $   3,551      $  15,267    $  11,228     $  5,454
       Gross interest expense                        1,575        2,054          7,950        6,325        2,943
       Net interest income                           2,395        1,497          7,317        4,903        2,511
       Provision for possible loan losses              130          159            571          513          867
       Net interest income after provision for
          loan losses                                2,265        1,338          6,746        4,390        1,644
       Non-interest income                             299          128            753          444          243
       Non-interest expense                          1,695        1,181          5,934        3,683        2,644
       Income (loss) before income taxes               869          285          1,565        1,150         (757)
       Income tax expense (benefit)                    290           95            556          389         (433)
       Net income (loss)                               579          190          1,009          761         (324)

    Per Share Data and Shares Outstanding (1)
       Net income, basic                               .10          .03            .17          .16         (.14)
       Net income, diluted                             .10          .03            .17          .16         (.14)
       Cash dividends                                    0            0              0            0            0
       Book value at period end                       3.24         3.01           3.15         2.98         2.32
       Tangible book value at period end              3.24         3.01           3.15         2.98         2.32
       Weighted average shares outstanding,
          basic (1)                                  6,000        6,000          6,000        5,400        2,300
       Weighted average shares outstanding,
          diluted (1)                                6,073        6,000          6,000        5,400        2,300
       Shares outstanding at period end (1)          6,000        6,000          6,000        6,000        2,400

    Period-End Balance Sheet Data
       Total assets                                226,413      171,705        214,253      157,390       99,081
       Total loans                                 189,763      146,214        179,216      131,086       86,560
       Total deposits                              205,324      152,525        194,011      138,447       87,490
       Long-term debt                                    0            0              0            0            0
       Shareholders' equity                         19,470       18,072         18,891       17,882       11,121

    Performance Ratios
       Return on average assets                       1.05%         .46%           .54%         .58%        (.45)%
       Return on average shareholders' equity        12.01%        4.21%          5.47%        5.26%       (3.11)%
       Average shareholders' equity to average
          total assets                                8.72%       10.95%          9.91%       11.10%       14.38%
       Net interest margin (2)                        4.86%        3.88%          4.31%        3.99%        3.78%

    Asset Quality Ratios
       Net charge-offs to average loans                .05%         .02%           .06%         .06%         .00%
       Allowance to period-end gross loans            1.00%        1.00%          1.00%        1.00%        1.00%
       Nonperforming assets to gross loans
          and foreclosed properties                    .03%         .16%           .04%         .07%         .00%

    Capital and Liquidity Ratios
       Risk-based
          Tier 1 capital                             10.88%       13.60%         10.99%       15.24%       13.60%
          Total capital                              11.94%       14.71%         12.03%       16.36%       14.70%
       Leverage capital ratio                         8.83%       10.97%          9.19%       11.73%       11.45%
       Total equity to total assets                   8.60%       10.53%          8.82%       11.36%       11.22%

(1) We have adjusted all share amounts and per share data to reflect a two-for-one stock split of our common stock in January 2002.

(2) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents our net yield on our earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        The following commentary discusses major components of our business and presents an overview of our consolidated financial position at March 31, 2002 and at December 31, 2001 and 2000 as well as results of operations for the quarters ended March 31, 2002 and 2001 and the years ended December 31, 2001 and 2000. This discussion should be reviewed in conjunction with the consolidated financial statements and accompanying notes and other statistical information presented elsewhere in this prospectus.

        We are not aware of any current recommendations by any regulatory authorities that, if they were implemented, would have a material effect on our liquidity, capital resources or results of operations.

Overview

        On September 27, 2001, New Peoples Bank's shareholders approved a plan of reorganization under which they exchanged their common stock for our common stock. On November 30, 2001, the reorganization was completed and New Peoples Bank became our wholly owned subsidiary. The accompanying financial information reflects the financial condition and operations of New Peoples Bank prior to November 30, 2001 and our consolidated financial condition and operations since then.

        Since opening for business on October 28, 1998, we have achieved outstanding growth. At March 31, 2002, our total assets were $226.4 million, total deposits were $205.3 million and total loans were $189.8 million.

        Our net income for the three months ended March 31, 2002 was $579,000, compared to net income of $190,000 for the three months ended March 31, 2001. Net income per share was $.10 in the quarter ended March 31, 2002, compared to $.03 for the same period last year.

        Our net income for the year 2001 was $1.0 million, compared to $761,000 for 2000. Net income per share was $.17 for 2001, compared to $.14 for 2000.

        For the foreseeable future, our management will continue its strategy of providing personal and customized financial services to individuals, small to medium size businesses and the professional community. We will strive to serve the banking needs of our customers by developing personal, hometown relationships.

Net Interest Income

2001 Compared with 2000

        Our net interest margin in 2001 was 4.31%, compared to 3.99% for 2000. The rates received on earning assets decreased less than the rates paid on deposits, resulting in the increase in net interest margin. During 2001, interest rates fell in response to interest rate reductions by the Federal Reserve. However, we were able to maintain an average yield on loans of 9.37% for 2001, compared to 9.52% for 2000 due to the strong demand for loans that we experienced from our customers. The average yield on federal funds sold decreased from 6.22% in 2000 to 4.15% in 2001 as a result of the interest rate reductions. We were able to improve the yield on investments from 5.78% in 2000 to 6.15% in 2001 by purchasing U.S. Government Agency bonds with longer maturities. Consistent with market interest rate reductions, the average cost of deposits decreased from 5.91% for 2000 to 5.18% for 2001.

2000 Compared with 1999

        Our net interest margin on earnings assets for 2000 was 3.99%, compared to 3.78% for 1999. The rates on earning assets increased more than the rates paid on deposits, resulting in the increase in net interest margin. In response to strong loan demand, the average balance of loans increased $54.5 million and the average rate received on loans increased from 8.88% for 1999 to 9.52% for 2000. The interest rates received on loans, federal funds sold and other investments increased in response to a general increase in market interest rates. Consistent with market rate increases, the average cost of deposits increased from 5.18% for 1999 to 5.91% for 2000.

        The following table shows the rates paid on earning assets and deposit liabilities for the periods indicated.

                          Net Interest Margin Analysis
                              Average Balance Sheet
                        For the Years Ended December 31,
                             (dollars in thousands)

                                       2001                              2000                             1999
                           ------------------------------    ------------------------------   -----------------------------
                                                Average                           Average                         Average
                                                 Rates                             Rates                           Rates
                            Average   Income/   Earned/       Average   Income/   Earned/     Average   Income/   Earned/
                            Balance   Expense     Paid        Balance   Expense     Paid      Balance   Expense     Paid
                            -------   -------     ----        -------   -------     ----      -------   -------     ----

ASSETS

  Loans including fees      $155,891   $14,602     9.37%      $109,316   $10,408     9.52%     $54,794    $4,867    8.88%
  Federal Funds sold           9,514       395     4.15         10,392       646     6.22        8,833       432    4.90
  Deposits in other banks          -         -     -               260        14     5.45        1,938       109    5.61
  Other investments            4,388       270     6.15          2,764       160     5.78          904        46    5.01
                               -----       ---     ----          -----       ---     ----          ---        --    ----

  Total Earning Assets       169,793    15,267     8.99        122,732    11,228     9.15       66,469     5,454    8.20
                                        ------     ----                   ------     ----                  -----    ----

  Allowance for loans
   losses                     (1,573)                           (1,082)                           (400)
  Non-earning assets          17,649                             8,736                           6,186
                              ------                             -----                           -----

  Total Assets              $185,869                          $130,386                         $72,255
                            ========                          ========                         =======

LIABILITIES AND STOCKHOLDER'S EQUITY

  Deposits
   Demand-interest            $5,945       120     2.02         $3,958        98     2.48       $2,126        52    2.46
   bearing
   Savings                    12,912       379     2.94          7,900       314     3.97        4,330       159    3.66
   All other time deposits   134,502     7,451     5.54         95,136     5,913     6.22       50,395     2,732    5.42
                             -------     -----     ----         ------     -----     ----       ------     -----    ----


   Total Deposits            153,359     7,950     5.18        106,994     6,325     5.91       56,851     2,943    5.18
   --------------            -------     -----     ----        -------     -----     ----       ------     -----    ----


  Non-interest bearing
   deposits                   12,886                             8,074                           4,703
  Other liabilities            1,197                               847                             310
                               -----                               ---                             ---

   Total Liabilities         167,442                           115,915                          61,864

  Stockholder's Equity        18,427                            14,471                          10,391
                              ------                            ------                          ------

  Total Liabilities and
   Stockholder's Equity     $185,869                          $130,386                         $72,255
                            ========                          ========                         =======

  Net Interest Income                   $7,317                            $4,903                          $2,511
                                        ======                            ======                          ======

  Net Yield on Interest
   Earning Assets                                  4.31%                             3.99%                          3.78%
                                                   =====                             =====                          =====

       Net interest income is affected by changes in both average interest rates and the average volumes of interest-earning assets and interest-bearing liabilities. The following table sets forth the amounts of the total changes in interest income and expense which can be attributed to rate (change in rate multiplied by old volume) and volume (change in volume multiplied by old rate) for the periods indicated. The change in interest due to both volume and rate has been allocated to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                            Volume and Rate Analysis
                                 (in thousands)

                                               2001 Compared to 2000                    2000 Compared to 1999
                                        ------------------------------------     ------------------------------------
                                                Increase (Decrease)                      Increase (Decrease)

                                                                 Change in                                Change in
                                                                 Interest                                 Interest
                                          Volume       Rate       Income/          Volume       Rate       Income/
                                          Effect      Effect      Expense          Effect      Effect      Expense
Interest Income:

   Loans                                    $4,434      $(240)       $4,194          $4,842        $699       $5,541
   Federal funds sold                         (55)       (196)        (251)              76         138          214
   Deposits in other banks                    (14)           -         (14)            (94)         (1)         (95)
   Other investments                            94          16          110              93          21          114
                                                --          --          ---              --          --          ---

   Total Earning Assets                      4,459       (420)        4,039           4,917         857        5,774
                                            ======      ======       ======          ======        ====       ======

Interest Bearing Liabilities

   Demand                                       49        (27)           22              45           1           46
   Savings                                     199       (134)           65             131          24          155
   All other time deposits                   2,447       (908)        1,539           2,425         756        3,181
                                             -----       -----        -----           -----         ---        -----

   Total Interest Bearing Liabilities        2,695     (1,069)        1,626           2,601         781        3,382
                                             -----     -------        -----           -----         ---        -----

   Change in Net Interest Income            $1,764        $649       $2,413          $2,316         $76       $2,392
                                            ======        ====       ======          ======         ===       ======



First Quarter 2002 Compared with First Quarter 2001

        Our interest margin was 4.86% for the quarter ended March 31, 2002 and 3.88% for the first three months of 2001. Interest rates were lower during the first three months of 2002 compared to the same period in 2001, due to interest rate cuts by the Federal Reserve. The average yield on earning assets decreased 114 basis points and the average cost of funds decreased 262 basis points, resulting in the increase in the net interest margin. Because of a strong loan demand, we were able to maintain a yield on loans of 8.46% during the current period, compared to 9.61% for the prior period. We continue to offer attractive loan and deposit rates in order to attract new customers.

        The following table shows the rates paid on earnings assets and deposit liabilities for the periods indicated.

                          Net Interest Margin Analysis
                              Average Balance Sheet
                      For the Three Months Ended March 31,
                             (dollars in thousands)

                                        ---------------- 2002 ----------------  ---------------- 2001 ----------------
                                          Average                    Average       Average                   Average
                                          Balance        Income/      Rates        Balance      Income/       Rates
                                           Sheet         Expense   Earned/Paid      Sheet       Expense    Earned/Paid
ASSETS
    Loans including fees                $   183,587   $     3,883      8.46%    $  137,957    $     3,314    9.61%
    Federal Funds sold                       10,295            43      1.67         10,519            147    5.59
    Other investments                         3,255            44      5.41          5,941             90    6.06
                                         ----------    ----------    ------      ---------     ----------    ----

    Total Earning Assets                    197,137         3,970      8.06        154,417          3,551    9.20
                                                       ----------    ------                    ----------    ----

    Allowance for loans losses               (1,826)                                (1,368)
    Non-earning assets                       25,941                                 11,741
                                         ----------                              ---------

    Total Assets                        $   221,252                             $  164,790
                                         ==========                              =========

LIABILITIES AND STOCKHOLDERS' EQUITY

    Deposits
       Demand - Interest bearing        $     8,101            26      1.28     $    4,933             30      2.43
       Savings                               19,830            96      1.94          8,439             77      3.65
       All other time deposits              155,351         1,453      3.74        122,172          1,947      6.37
                                         ----------    ----------    ------      ---------     ----------    ------

       Total Deposits                       183,282         1,575      3.44        135,544          2,054      6.06
                                         ----------    ----------    ------      ---------     ----------    ------

    Non-interest bearing deposits            17,215                                 10,071
    Other liabilities                         1,470                                  1,137
                                         ----------                              ---------

       Total Liabilities                    201,967                                146,752

    Stockholders' Equity                     19,285                                 18,038
                                         ----------                              ---------

    Total Liabilities and
       Stockholders' Equity             $   221,252                             $  164,790
                                         ==========                              =========

    Net Interest Income                               $     2,395                             $     1,497
                                                       ==========                              ==========

    Net Yield on Interest
       Earning Assets                                                  4.86%                                 3.88%
                                                                      ======                                 =====

Interest Sensitivity

        At March 31, 2002, we had a negative cumulative gap rate sensitivity ratio of 28.73% for the one year repricing period, compared to 33.00% at December 31, 2001. This generally indicates that earnings would improve in a declining interest rate environment as liabilities reprice more quickly than assets. Conversely, earnings would probably decrease in periods during which interest rates are increasing. On a quarterly basis, management reviews our interest rate risk and has decided that the current position is an acceptable risk for a growing community bank operating in a rural environment. The table set forth below shows our interest sensitivity by year.

                          Interest Sensitivity Analysis
                                December 31, 2001
                             (dollars in thousands)

                                                              Maturing or Repricing in
                              --------------------------------------------------------------------------------------
                              1-90      91-365                                                  Over
                              Days       Days       2003       2004       2005       2006     5 Years      Total
Interest Earning Assets       ----       ----       ----       ----       ----       ----     -------      -----
Loans                         $32,154    $63,779    $32,881    $21,984    $10,747     $7,012    $10,659     $179,216
Federal funds sold              3,387          -          -          -          -          -          -        3,387
Total investments               3,499          -      2,057          -        102          -          -        5,658
                           ------------------------------------------------------------------------------------------

   Total                       39,040     63,779     34,938     21,984     10,849      7,012     10,659     $188,261
                           ------------------------------------------------------------------------------------------

Deposits

   Demand and savings         $26,182       $  -       $  -       $  -       $  -       $  -       $  -      $26,182
   Time deposits < $100M       42,621     61,467      5,645      1,423      1,436        375        216      113,183
   Time deposits > $100M       13,086     21,580      2,371      1,039        672        100          -       38,848

   Total Deposits              81,889     83,047      8,016      2,462      2,108        475        216      178,213
                              -------    -------     ------     ------     ------       ----       ----     --------

Discrete Gap                $(42,849)  $(19,268)    $26,922    $19,522     $8,741     $6,537    $10,443      $10,048
                             --------   --------     ------     ------      -----      -----     ------       ------
Cumulative Gap              $(42,849)  $(62,117)  $(35,195)  $(15,673)   $(6,932)     $(395)    $10,048

Ratio of Cumulative Gap
  to Total Earning Assets     (22.76)%   (33.00)%   (18.69)%    (8.33)%    (3.68)%    (0.21)%      5.34%


                          Interest Sensitivity Analysis
                                 March 31, 2002
                                 (dollars in thousands)

                                                              Maturing or Repricing in
                              --------------------------------------------------------------------------------------
                              1-90      91-365                                                Over 5
Interest Earning Assets       Days       Days      Year 2    Year 3      Year 4    Year 5      Years      Total
                              ----       ----      ------    ------      ------    ------      -----      -----
Loans                      $  32,683  $  67,505  $  36,840  $  23,320  $  12,236  $  7,483   $  9,696   $189,763
Federal funds sold             4,164          -          -          -          -         -          -      4,164
Total investments              5,998      2,057          -        102          -         -        529      8,686
                            --------   --------   --------   --------   --------   -------    -------    -------

    Total                     42,845     69,562     36,840     23,422     12,236     7,483     10,225    202,613
                            --------   --------   --------   --------   --------   -------    -------    -------


Deposits

    Demand and savings        29,763          -          -          -          -         -          -     29,763
    Time deposits < $100M     43,422     62,681      5,261      1,960      2,979       500          -    116,803
    Time deposits > $100M     16,010     18,752      2,295        842      1,704       100          -     39,703
                            --------   --------   --------   --------   --------   -------    -------    -------

    Total Deposits            89,195     81,433      7,556      2,802      4,683       600          -    186,269
                            --------   --------   --------   --------   --------   -------    -------    -------

Discrete Gap                $(46,350)  $(11,871)   $29,284    $20,620     $7,553    $6,883    $10,225    $16,344
                            ---------  ---------   -------    -------     ------    ------    -------    -------
Cumulative Gap              $(46,350)  $(58,221)  $(28,937)   $(8,317)     $(764)   $6,119    $16,344

Ratio of Cumulative Gap
  To Total Earning Assets    (22.87)%   (28.73)%   (14.28)%    (4.10)%     (0.38)%    3.02%      8.07%


        The above tables reflect the earlier of the maturity or repricing dates for various assets and liabilities. In preparing the above tables, no assumptions are made with respect to loan prepayments or deposit run offs. Loan principal payments are included in the earliest period in which the loan matures or can be repriced. Principal payments on installment loans scheduled prior to maturity are included in the period of maturity or repricing.

Provision for Loan Losses

2001 Compared with 2000

        The provision for loan losses was $571,000 for 2001 compared with $513,000 for 2000. The allowance for loan losses was $1.8 million at December 31, 2001 (approximately 1% of total loans outstanding). Net loans charged off for 2001 were $89,000 (.06% of average loans), compared to $67,000 for 2000. Net loans charged off as a percentage of average loans may increase as our loan portfolio matures.

2000 Compared with 1999

        The provision for loan losses was $513,000 for 2000 compared with $867,000 for 1999. The allowance for loan losses was approximately 1% of loans at the end of each year. Net loans charged off for 2000 were $67,000 (.06% of average loans), compared to $1,000 for 1999.

First Quarter 2002 Compared with First Quarter 2001

        The provision for loan losses for the first three months of 2002 was $130,000, compared to $159,000 for the same period of 2001. Loan charge-offs for the first three months of 2002 were $48,000 and recoveries were $23,000 resulting in an allowance for loan losses of $1.9 million (approximately 1% of total loans).

        The calculation of the allowance for loan losses is considered a critical accounting policy. For each period presented, the provision for loan losses charged to operations is based on management's judgment after taking into consideration all factors connected with the collectibility of the existing portfolio. Management evaluates the loan portfolio in light of economic conditions, changes in the nature and volume of the portfolio, industry historical experience, adverse situations that may affect the borrowers ability to repay and other relevant factors. Specific factors considered by management in determining the amounts charged to operations include internally generated loan review reports and past due reports. This review also considers concentrations of loans in terms of geography, business type or level of risk. Management evaluates nonperforming loans relative to their collateral value and makes appropriate adjustments to the allowance for loan losses when needed. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        Since we are relatively new and the loan portfolio is not mature, we use industry historical loss percentages that regulatory authorities recommend when calculating the allowance (a minimum of one percent of year end losses). As the loan portfolio matures, a loss rate specific to us will emerge and these loss percentages will be applied to the loan portfolio. This will result in a more accurate allowance for loan loss calculation that is tailored to reflect the risk associated with our loan portfolio.

        The following table provides a summary of the activity in the allowance for loan losses.

                    Analysis of the Allowance for Loan Losses
                             (dollars in thousands)

                                                         Quarter Ended
                                                           March 31,                  Year Ended December
           Activity                                     2002       2001           2001       2000       1999
    Beginning Balance                                $   1,793  $   1,311       $  1,311  $     865  $       0

    Provision charged to expense                           130        159            571        513        867

    Loan Losses:
       Installment loans to individuals                     48          7             98         70          2

    Recoveries:
       Installment loans to individuals                     23          0              9          3          -
                                                      --------   --------        -------   --------   --------

    Net Loan Losses                                         25          7             89         67          2
                                                      --------   --------        -------   --------   --------

    Balance at End of Period                         $   1,898  $   1,463       $  1,793  $   1,311  $     865
                                                      ========   ========        =======   ========   ========

    Allowance for loan losses as a percentage
       of year end losses                                1.00%      1.00%          1.00%      1.00%      1.00%
                                                         ====       ====           ====       ====       ====

        We have allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans. The allocation of the allowance as shown in the following table should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

         The following table shows the balance and percentage of our allowance for loan losses allocated to each major category of loans.

                   Allocation of the Allowance for Loan Losses
                             (dollars in thousands)

                            December 31, 2001                    December 31, 2000                 December 31, 1999
                     ---------------------------------    --------------------------------    -----------------------------
                                 Percent     Percent                  Percent    Percent                Percent    Percent
                                    of         of                        of         of                     of        of
                      Amount    Allowance     Loans        Amount    Allowance    Loans       Amount   Allowance    Loans
Analysis of Ending Balance

  Commercial              $359         20%     14.08%          $262         20%    15.61%        $173         20%   26.94%
  Real estate              108          6%     60.16%            79          6%    59.38%          52          6%   50.34%
  Installment              879         49%     25.76%           642         49%    25.01%         424         49%   22.72%
  Unallocated              447         25%    ______            328         25%    ______         216         25%   ______
                           ---         ---    ------            ---         ---    ------         ---         ---   ------

  Total                 $1,793        100%    100.00%        $1,311        100%   100.00%        $865        100%  100.00%
                        ======        ====    =======        ======        ====   =======        ====        ====  =======


        The allocation of the allowance for loan losses at March 31, 2002 would not differ significantly from the allocation at December 31, 2001.

        The allowance for loan losses was not allocated at December 31, 1998.

        Nonaccrual loans and loans past due 90 days or more and still accruing are shown in the following schedule. Loans past due 90 days or more are classified as nonaccrual unless the loan is well secured and in the process of collection. Nonaccrual loans did not have a significant impact on interest income in any of the periods presented. Management has not identified any additional loans as "troubled debt restructurings" or "potential problem loans."

                         Non-Accrual and Past Due Loans
                             (dollars in thousands)


                                                 March 31,                         December 31,
           Principal:                              2002             2001         2000         1999         1998

       Non-accrual and past due loans:
       Non-accruing loans                        $      40      $      47    $      73    $       -     $      -
       Loans and past due 90 days or
          more and still accruing                       19             29           23           77            -
                                                  --------       --------     --------     --------      -------

           Total                                 $      59      $      76    $      96    $      77     $      -
                                                  ========       ========     ========     ========      =======

           Percent of total loans                    0.03%          0.04%        0.07%        0.09%          N/A
                                                     ====           ====         ====         ====           ===

Noninterest Income

2001 Compared with 2000

        Noninterest income increased from $444,000 in 2000 to $753,000 in 2001. The increase is consistent with the growth in our average assets. The major sources of noninterest income include overdraft fees on deposit accounts and insurance commissions. The overdraft fees increased from $324,000 for 2000 to $458,000 for 2001. Insurance commissions increased from $54,000 for 2000 to $108,000 for 2001. Noninterest income as a percentage of average assets increased from .34% in 2000 to .40% in 2001.

2000 Compared with 1999

        Noninterest income increased from $243,000 in 1999 to $444,000 in 2000. The increase is consistent with the growth in our average assets and operations. Noninterest income as a percentage of average assets was .34% for both years.

First Quarter 2002 Compared with First Quarter 2001

        Noninterest income increased from $128,000 in the first three months of 2001 to $299,000 in the first three months of 2002. Part of the increase is due to income of $105,000 on the life insurance agreements entered into in December of 2001. The remaining increase in service charges, fees and commissions is consistent with the growth in our average assets. Noninterest income as a percentage (annualized) of average assets increased from .31% for the first quarter of 2001 to .54% for the first three months of 2002.

Noninterest Expense

2001 Compared with 2000

        Noninterest expense increased from $3.7 million in 2000 to $5.9 million in 2001. The increase was due to additional staffing and expenses associated with the new branches opened and the general growth in operations. Noninterest expense as a percentage of average assets increased from 2.82% in 2000 to 3.15% for 2001. Noninterest expense in the future will depend on our growth and the number of new branch locations.

2000 Compared with 1999

        Noninterest expense increased from $2.6 million in 1999 to $3.7 million in 2000. The increase was due to additional staffing and expenses associated with the new branches opened and the general growth in operations. Noninterest expense as a percentage of average assets decreased from 3.66% for 1999 to 2.82% for 2000.

First Quarter 2002 Compared with First Quarter 2001

        Noninterest expense increased from $1.2 million in the first quarter of 2001 to $1.7 million in the first three months of 2002. The increase was due to additional staffing and expenses associated with the new branches opened and the general growth in operations. Noninterest expenses as a percentage (annualized) of average assets increased from 2.87% for the first three months of 2001 to 3.06% for the first three months of 2002.

Income Taxes

        Due to timing differences between book and tax treatment of several expense items, a deferred tax asset of $212,000 has been recognized at December 31, 2001. The deferred tax asset represents reductions in future income tax liabilities from future deductions for start-up costs, bad debts and capitalized interest costs. Our income tax expense was computed at the normal corporate income tax rate of 34% of taxable income included in net income. We do not have significant nontaxable income or nondeductible expenses.

Loans

        We have had a continued strong loan demand and total loans increased $44.5 million during 2000, $48.1 million during 2001 and $10.5 million during the first quarter of 2002. A schedule of loans by type is set forth immediately below. Approximately 57% of the loan portfolio is secured by real estate.

        Loans receivable outstanding are summarized as follows:

                                 Loan Portfolio
                                 (in thousands)

                                               March 31,                        December 31,
                                                 2002           2001          2000         1999         1998
                                                 ----           --------------------------------------------

      Commercial, financial and
         agricultural                          $ 37,021      $   35,168   $   29,941   $   23,321  $    6,229
      Real estate - construction                  4,155           3,845        1,528        2,285         193
      Real estate - mortgage                    105,002          98,229       70,858       41,288       4,236
      Installment loans to individuals           43,585          41,974       28,759       19,666       2,681
                                                -------       ---------    ---------     --------     -------

         Total                                 $189,763        $179,216     $131,086    $  86,560  $   13,339
                                                =======         =======      =======     ========   =========

        Our loan maturities as of December 31, 2001 are shown in the following table. Our loan maturities at March 31, 2002 were not significantly different than the maturities at December 31, 2001.

                               Maturities of Loans
                                 (in thousands)

                                                                 Maturity Range
                            -----------------------------------------------------------------------------------------
                              1-90      91-365                                                  Over
                              Days       Days       2003       2004       2005       2006      5 Years      Total
                              ----       ----       ----       ----       ----       ----      -------      -----
Commercial and
   agricultural loans         $16,423    $26,393    $12,386     $9,142     $3,868     $3,929     $4,666      $76,807
Real estate                     4,976     17,248      8,827      6,057      3,789      1,959      4,635       47,491
Consumer-installment/
   other                       10,755     20,138     11,668      6,785      3,090      1,124      1,358       54,918
                               ------     ------     ------      -----      -----      -----      -----       ------

Total                         $32,154    $63,779    $32,881    $21,984    $10,747     $7,012    $10,659     $179,216
                              =======    =======    =======    =======    =======     ======    =======     ========

Loans with predetermined
   rates                      $18,302    $33,012    $21,905    $15,129     $9,120     $7,012    $10,659      115,139
Loans with variable or
   adjustable rates            13,852     30,767     10,976      6,855      1,627                             64,077
                               ------     ------     ------      -----      -----     ------     ------       ------

Total                         $32,154    $63,779    $32,881    $21,984    $10,747     $7,012    $10,659     $179,216
                              =======    =======    =======    =======    =======     ======    =======     ========


        This table reflects the earlier of the maturity or repricing dates for various assets and liabilities at December 31, 2001. In preparing this table, no assumptions are made with respect to loan prepayments or deposit run offs. Loan principal payments are included in the earliest period in which the loan matures or can be repriced. Principal payments on installment loans scheduled prior to maturity are included in the period of maturity or repricing.

Investment Securities

        Total investment securities decreased from $11.9 million at December 31, 2000 to $5.7 million at December 31, 2001 and increased to $8.2 million at March 31, 2002. We had no available for sale securities at December 31, 2001 and March 31, 2002. At those dates, we believed that we had adequate liquidity in the form of other assets, including federal funds sold. In addition, the securities held to maturity held at those dates generally had short contractual maturities and would have been available for liquidity purposes if necessary. At December 31, 2001, we had short term U.S. Government agency notes with a book value of $3.5 million that matured in the first part of January 2002 and we reinvested the proceeds.

        The carrying values of investment securities are shown in the following table:

                         Investment Securities Portfolio
                                 (in thousands)

                                                      March 31,                     December 31,
                                                        2002             2001           2000            1999
                                                        ----             -----------------------------------
Securities Available for Sale
   U. S. Treasury and other U.S.
       Government agencies and
       corporations                                $         -       $         -    $     8,913    $         -

Securities Held to Maturity
    U. S. Treasury and other U. S.
       Government agencies and
       corporations                                      8,055       $     5,556    $     2,858    $         -
    States and political subdivisions                      102               102            102              -
                                                    ----------        ----------     ----------     ----------

    Total                                          $     8,157       $     5,658    $    11,873    $         -
                                                    ==========        ==========     ==========     ==========


        The amortized cost, fair value and weighted average yield of investment securities at December 31, 2001 and March 31, 2002, by contractual maturity, are shown in the following schedule. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                            Maturities of Securities
                             (dollars in thousands)

                                                                                       Weighted
                                                             Amortized       Fair       Average
                                                                Cost        Value        Yield

              December 31, 2001

              Due within one year                                 $3,499      $3,499        1.65%
              Due after one year through five years                2,159       2,206        6.91%
                                                                   -----       -----        -----

              Total                                               $5,658      $5,705        3.65%
                                                                  ======      ======        =====

              March 31, 2002

              Due within one year                                 $5,998      $5,998        4.87%
              Due after one year through five years                2,159       2,178        6.91%
                                                                   -----       -----        -----

              Total                                               $8,157      $8,176        5.41%
                                                                  ======      ======        =====


        The carrying amount of securities pledged by us to secure public deposits was $2.2 million at December 31, 2001. We are required to hold stock in the Federal Reserve Bank. The investment in Federal Reserve Bank stock is recorded at cost of $529,000 as of March 31, 2002 and December 31, 2001.

Life Insurance

        We have life insurance policies on the lives of four officers with three insurance companies. The total cash surrender value of the policies was $7.6 million and $7.7 million at December 31, 2001 and March 31, 2002, respectively. These policies will yield 6.19%, less a mortality cost of approximately .53% for a net return of approximately 5.66% until the end of 2002.

Deposits

        We have had excellent growth in our deposits which totaled $194.0 million at December 31, 2001 and $205.3 million at March 31, 2002. Time deposits of $100,000 or more equaled approximately 20% of deposits at both December 31, 2001 and March 31, 2002. We do not have brokered deposits and internet accounts are limited to customers located in the surrounding geographical area. The average balance of and the average rate paid on deposits is shown in the net interest margin analysis.

        A breakdown of deposits by type is shown in our consolidated balance sheet.

        Maturities of time certificates of deposit of $100,000 or more outstanding are summarized as follows:

                           Maturities of Time Deposits
                                 (in thousands)

                                                                                March 31,      December 31,
                                                                                  2002             2001

                  Three months or less                                       $    16,010       $    13,086
                  Over three months through six months                            12,508            14,384
                  Over six months through twelve months                            6,244             7,196
                  Over twelve months                                               4,941             4,182
                                                                              ----------        ----------

                  Total                                                      $    39,703       $    38,848
                                                                              ==========        ==========

Capital

        Capital as a percentage of total assets was 8.60% at March 31, 2002 compared to 8.82% at December 31, 2001, and 11.36% at December 31, 2000, which exceeded regulatory requirements. Our required and actual risk based capital ratios at both dates are set forth immediately below. We are considered to be well capitalized under the regulatory framework for prompt corrective action at this time. However, it will be necessary to obtain additional capital in the future to support our rapid growth.

                           Capital Amounts and Ratios
                             (dollars in thousands)

                                                                                            Minimum To Be Well
                                                                    Minimum Capital      Capitalized Under Prompt
                                               Actual                 Requirement            Corrective Action
                                          Amount    Ratio            Amount   Ratio            Amount     Ratio


March 31, 2002
Total Capital to
    Risk
    Weighted Assets:                    $  21,369   11.94%        $  14,332       8%         $ 17,903      10%
Tier 1 Capital to
    Risk
    Weighted Assets:                       19,471    8.83%            7,161       4%           10,742       6%
Tier 1 Capital to
    Average
    Assets:                                19,471   10.88%            8,800       4%           11,031       5%

December 31, 2001:
Total Capital to
    Risk
    Weighted Assets:                    $  20,688   12.03%        $  13,760       8%         $ 17,200      10%
Tier 1 Capital to
    Risk
    Weighted Assets:                       18,895   10.99%            6,880       4%           10,320       6%
Tier 1 Capital to
    Average
    Assets:                                18,895    9.19%            8,226       4%           10,283       5%

December 31, 2000:
Total Capital to Risk
    Weighted Assets                     $  19,194   16.36%        $   9,385       8%         $ 11,730      10%
Tier 1 Capital to
    Risk
    Weighted Assets:                       17,882   15.24%            4,692       4%            7,038       6%
Tier 1 Capital to
    Average
    Assets:                                17,882   11.73%            6,098       4%            7,622       5%


Liquidity

        We had liquid assets of approximately $11.5 million at December 31, 2001 and $10.4 million at March 31, 2002 in the form of cash, due from banks and federal funds sold. We believe that our liquid assets were adequate at both dates. Additional liquidity will be provided by the growth in deposit accounts and loan repayments. In the event that we need additional funds, we have the ability to purchase federal funds under established lines of credit of $3.5 million.

                                   MANAGEMENT

The Board of Directors

        Our board of directors currently consists of 14 members. The board of directors is divided into three classes, two of which consist of five members and one of which consists of four members. These directors serve for the terms of their respective classes, which expire in 2002, 2003 and 2004. The following table sets forth the composition of the board of directors.


                Class A                                 Class B                                Class C
        (Term Expiring in 2002)                 (Term Expiring in 2003)                (Term Expiring in 2004)
              John D. Cox                            Joe M. Carter                           Tim W. Ball
         Charles H. Gent, Jr.                      Harold Lynn Keene                    Michael G. McGlothlin
           A. Frank Kilgore                        John D. Maxfield                        Bill Ed Sample
           Steven H. Starnes                         Fred W. Meade                      Paul E. Vencill, Jr.
                                                E. Virgil Sampson, Jr.                     B. Scott White

        The following biographical information discloses each director's age and business experience in the past five years and the year that each individual was first elected to our board of directors or the bank's board of directors.

        Tim W. Ball, 42, is self-employed as a farmer in Honaker, Virginia. He has been a director since 1999.

        Joe M. Carter, 64, is General Manager of Daugherty Chevrolet in Clinchport, Virginia. He has been a director since 1998.

        John D. Cox, 45, is the owner of Tri-County New Holland, a tractor and equipment business, in Kingsport, Tennessee. He has been a director since 1998.

        Charles H. Gent, Jr., 42, is self-employed in the logging and farming industry in Honaker, Virginia. He has been a director since 1998.

        Harold Lynn Keene, 47, is President of Keene Carpet, Inc. and Harold Keene Coal Co., Inc. in Honaker, Virginia. He has been a director since 1998.

        A. Frank Kilgore, 49, is an attorney with Kilgore & Kilgore, P.C. in St. Paul, Virginia. He has been a director since 1998.

        John D. Maxfield, 59, is retired. He has been a director since 1998.

        Michael G. McGlothlin, 50, is an attorney with McGlothlin & Wife in Grundy, Virginia. He has been a director since 1998.

        Fred W. Meade, 68, is President of Big M Discount Stores and West Hills Estates, Inc. in St. Paul, Virginia. He has been a director since 1998.

        Bill Ed Sample, 68, is self-employed as a farmer in Honaker, Virginia. He has been a director since 1998.

        E. Virgil Sampson, Jr., 61, is the owner of Scott Jewellers in Gate City, Virginia. He is Chairman of the Board and has been a director since 1998.

        Steven H. Starnes, 45, is President of Starnes Refrigeration & Air Conditioning, Inc. in Lebanon, Virginia. He has been a director since 1998.

        Paul R. Vencill, Jr., 60, is the owner of Lebanon Equipment Co. in Lebanon, Virginia. He has been a director since 1998.

        B. Scott White, 56, is self-employed as a farmer in Castlewood, Virginia. He has been a director since 1998.

Executive Officers

        The following biographical information discloses the age and business experience in the past five years for each of our executive officers

        Kenneth D. Hart, 55, has served as our President and Chief Executive Officer since 2001 and the bank's President and Chief Executive Officer since 1998. From 1995 to 1998, he was Chief Administrative Officer of First Virginia Bank - Mountain Empire and, from 1975 to 1995, he was Chief Executive Officer of Peoples Bank, Inc.

        Frank Sexton, Jr., 52, has served as our Executive Vice President, Chief Financial Officer and Secretary since 2001 and the bank's Executive Vice President and Cashier since 1998. From 1991 to 1998, he was Senior Vice President and Cashier of First Virginia Bank - Mountain Empire.

Security Ownership of Management

        The following table sets forth, as of May 31, 2002, certain information with respect to beneficial ownership of shares of our common stock by each of the members of the board of directors, by the executive officer named in the "Summary Compensation Table" below and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

                                                                                Common Stock             Percentage
             Name                              Address                     Beneficially Owned (1)         of Class
             ----                              -------                     ----------------------         --------

Directors:

  Tim W. Ball                   P. O. Box 1356                                       4,400                   *
                                Honaker, VA 24260

  Joe M. Carter                 RR4 Box 176                                         11,220                   *
                                Clinchport, VA 24244

  John D. Cox                   13515 East Carters Valley Road                      41,000                   *
                                Gate City, VA 24251

  Charles H. Gent, Jr.          P. O. Box 330                                       12,400                   *
                                Honaker, VA 24260

                                       38



                                                                                Common Stock             Percentage
             Name                              Address                     Beneficially Owned (1)         of Class
             ----                              -------                     ----------------------         --------

  Harold Lynn Keene             P. O. Box 1320                                      24,400                   *
                                Honaker, VA 24260

  A. Frank Kilgore              P. O. Box 1210                                      51,550                   *
                                St. Paul, VA 24283

  John D. Maxfield              3270 Oak Circle Drive                               40,000                   *
                                Rosedale, VA 24280

  Michael G. McGlothlin         P. O. Box 810                                       62,000                  1.0
                                Grundy, VA 24614

  Fred W. Meade                 P. O. Box 10                                        28,400                   *
                                St. Paul, VA 24283

  Bill Ed Sample                Rt. 2 Box 361                                       22,400                   *
                                Honaker, VA 24260

  E. Virgil Sampson, Jr.        P. O. Box 504                                       21,576                   *
                                Gate City, VA 24251

  Steven H. Starnes             P. O. Box 2078                                      36,000                   *
                                Lebanon, VA 24266

  Paul E. Vencill, Jr.          P. O. Box 129                                       46,000                   *
                                Lebanon, VA 24266

  B. Scott White                Rt. 2 Box 181-A                                    176,800                  2.9
                                Castlewood, VA 24224

Executive Officers:

  Kenneth D. Hart               Route 1, Box 279-A1                                 86,332                  1.4
                                Honaker, Virginia 24260

  Frank Sexton, Jr.             P.O. Box 1018                                       33,632                   *
                                Pound, Virginia 24279

All present executive                                                              650,778                 10.8
  officers and directors as a
  group (16 persons)

* Percentage of ownership is less than one percent of the outstanding shares of Bank Common Stock.

(1) Amounts disclosed include shares of common stock that certain directors have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Each of the 14 directors, 2,000 shares; Mr. Hart, 13,000 shares; and Mr. Sexton, 10,000 shares.


        Although the exact number of shares has not been determined, we currently anticipate that our directors and executive officers will purchase approximately 50,000 shares in this offering.

Security Ownership of Certain Beneficial Owners

        As of May 31, 2002, there are no persons known to us that beneficially own five percent or more of the outstanding shares of our common stock.

Executive Compensation

        The following table shows, for the fiscal years ended December 31, 2001, 2000 and 1999, the cash compensation that we paid, as well as certain other compensation paid or accrued for those years, to the named executive officer in all capacities in which he served:

                           Summary Compensation Table

                                                                                                       Long Term
                                                               Annual Compensation                    Compensation
                                                               -------------------                    ------------
                                                                                                       Securities
             Name and                                                              Other Annual        Underlying
        Principal Position             Year      Salary ($)       Bonus ($)      Compensation ($)    Options (#)(1)
        ------------------             ----      ----------       ---------      ----------------    --------------

Kenneth D. Hart                        2001         112,500          5,625              *                 13,000
President and Chief Executive          2000         100,000          4,792              *                     --
   Officer                             1999         100,000             --              *                     --


* All benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(1) We have adjusted all share amounts to reflect a two-for-one stock split in January 2002.

Stock Options

        The following table sets forth for the year ended December 31, 2001, the grants of stock options to the named executive officer:

                        Option Grants In Last Fiscal Year

                           Number of Securities      Percent of Total
                           Number of Securities     Options Granted to
                            Underlying Options      Employees in Fiscal    Exercise or Base
Name                         Granted (#) (1)           Year (%) (2)       Price ($/Share) (3)      Expiration Date
----                         ---------------           ------------       -------------------      ---------------

Kenneth D. Hart                   13,000                  5.75%                   7.50              December 12, 2011


(1) We have adjusted all share amounts to reflect a two-for-one stock split in January 2002. We granted stock options at the market value of the shares of common stock at the grant date. The options are exercisable immediately.
(2) Options to purchase 226,000 shares of common stock were granted to employees during the year ended December 31, 2001.

        The named executive officer did not exercise any stock options during 2001. The following table sets forth the amount and value of stock options that the named executive officer held as of December 31, 2001:

                          Fiscal Year End Option Values

                                               Number of
                                         Securities Underlying                 Value of Unexercised
                                        Unexercised Options at                 In-the-Money Options
                                        Fiscal Year End (#)(1)              at Fiscal Year End ($)(2)
                                        ----------------------              -------------------------

Name                                Exercisable       Unexercisable       Exercisable      Unexercisable
Kenneth D. Hart                        13,000               --                 0                 --


(1) We have adjusted all share amounts to reflect a two-for-one stock split in January 2002.
(2) The value of in-the-money options at fiscal year end was calculated by determining the difference between the fair market value a share of our common stock on December 31, 2001 and the exercise price of the options.


Transactions with Management

        Some of our directors and officers are at present, as in the past, our customers, and we have had, and expect to have in the future, banking transactions in the ordinary course of our business with our directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

        There are no legal proceedings to which any of our directors or executive officers, or any of their affiliates, is a party that would be material and adverse to us.


                          DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 12,000,000 shares of common stock, par value $2.00 per share. At March 31, 2002, we had 6,000,000 issued and outstanding shares of common stock held by approximately 3,175 shareholders of record. Additionally, there are vested options to purchase 256,000 shares of common stock. All outstanding shares of common stock are fully paid and nonassessable. Our articles and bylaws do not authorize the issuance of any class or series of preferred stock.

Common Stock

        Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock shall be entitled to receive, in cash or in kind, the assets of ours available for distribution remaining after payment or provision for payment of our debts and liabilities.

        Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. There are no cumulative voting rights in the election of directors. Our shareholders do not have preemptive rights to purchase additional shares of any class of our capital stock. Holders of common stock have no conversion or redemption rights. The shares of common stock presently outstanding are, and the common stock to be issued in connection with the offering will be when issued, fully paid and nonassessable.

Limitations on Liability of Officers and Directors

        As permitted by the Virginia Stock Corporation Act, our articles contain provisions that indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that the Virginia Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

        In addition, our articles provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. We have limited our exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

        The rights of indemnification provided in our articles are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is unenforceable.


                      GOVERNMENT SUPERVISION AND REGULATION

General

        As a bank holding company, we are subject to regulation under the Bank Holding Company Act, and the examination and reporting requirements of the Federal Reserve. Under the Bank Holding Company Act, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. The Bank Holding Company Act also generally limits the activities of a bank holding company to that of banking, managing or controlling banks, or any other activity which is determined to be so closely related to banking or to managing or controlling banks that an exception is allowed for those activities.

        As a state-chartered commercial bank, the bank is subject to regulation, supervision and examination by the Virginia State Corporation Commission's Bureau of Financial Institutions. It also is subject to regulation, supervision and examination by the Federal Reserve. State and federal law also governs the activities in which the bank engages, the investments that it makes and the aggregate amount of loans that may be granted to one borrower. Various consumer and compliance laws and regulations also affect the bank's operations.

        The earnings of our subsidiaries, and therefore our earnings, are affected by general economic conditions, management policies, changes in state and federal legislation and actions of various regulatory authorities, including those referred to above. The following description summarizes the significant federal and state laws to which we are, and the bank is, subject. To the extent that statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Payment of Dividends

        We are a legal entity separate and distinct from our banking and other subsidiaries. The majority of our revenues result from dividends paid to us by the bank. The bank is subject to laws and regulations that limit the amount of dividends that it can pay. In addition, we are, and the bank is, subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that banking organizations should generally pay dividends only if the organization's net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition. We do not expect that any of these laws, regulations or policies will materially affect the ability of the bank to pay dividends.

Insurance of Accounts, Assessments and Regulation by the FDIC

        The deposits of the bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of the bank are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC.

        The FDIC has implemented a risk-based deposit insurance assessment system under which the assessment rate for an insured institution may vary according to regulatory capital levels of the institution and other factors (including supervisory evaluations). Depository institutions insured by the Bank Insurance Fund that are "well capitalized" and that present few or no supervisory concerns are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .03% to .27% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC. In addition, the FDIC has authority to impose special assessments from time to time. However, because the legislation enacted in 1996 requires that both Savings Association Insurance Fund-insured and Bank Insurance Fund-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is assessing Bank Insurance Fund-insured deposits an additional 1.30 basis points per $100 of deposits to cover those obligations.

        The FDIC is authorized to prohibit any Bank Insurance Fund-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. We are not aware of any existing circumstances that could result in the termination of any bank's deposit insurance.

Capital

        The Federal Reserve has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. Under the risk-based capital requirements, we are, and the bank is, generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital must be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance ("Tier 2 capital," which, together with Tier 1 capital, composes "total capital").

        In addition, each of the federal banking regulatory agencies has established minimum leverage capital requirements for banking organizations. Under these requirements, banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% to 5%, subject to federal bank regulatory evaluation of an organization's overall safety and soundness.

        The risk-based capital standards of the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization's capital adequacy.

Other Safety and Soundness Regulations

        There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event that the depository institution is insolvent or is in danger of becoming insolvent. For example, under the requirements of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the insolvency of commonly controlled insured depository institutions or for any assistance provided by the FDIC to commonly controlled insured depository institutions in danger of failure. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the deposit insurance funds. The FDIC's claim for reimbursement under the cross guarantee provisions is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and nonaffiliated holders of subordinated debt of the commonly controlled insured depository institutions.

        The federal banking agencies also have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized, as defined by the law. As of December 31, 2001, the bank was classified as well capitalized.

        State banking regulators also have broad enforcement powers over the bank, including the power to impose fines and other civil and criminal penalties, and to appoint a conservator.

Community Reinvestment

        The requirements of the Community Reinvestment Act are also applicable to the bank. The act imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution's efforts in meeting community needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of the bank, it is meeting its obligations under the act.

Interstate Banking and Branching

        Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Effective June 1, 1997, a bank headquartered in one state was authorized to merge with a bank headquartered in another state, as long as neither of the states had opted out of such interstate merger authority prior to such date. After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

Gramm-Leach-Bliley Act

        The Gramm-Leach-Bliley Act was signed into law on November 12,1999.
The act covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms and insurance companies. Most of the act's provisions require the federal bank regulatory agencies and other regulatory bodies to adopt regulations to implement the act, and for that reason an assessment of the full impact of the act on us and the bank must await completion of that regulatory process.

        The act repeals sections 20 and 32 of the Glass-Stegall Act, thus permitting unrestricted affiliations between banks and securities firms. The act also permits bank holding companies to elect to become financial holding companies. A financial holding company may engage in or acquire companies that engage in a broad range of financial services, including securities activities such as underwriting, dealing, brokerage, investment and merchant banking; and insurance underwriting, sales and brokerage activities. In order to become a financial holding company, the bank holding company and all of its affiliated depository institutions must be well-capitalized, well-managed, and have at least a satisfactory Community Reinvestment Act rating.

        The act provides that the states continue to have the authority to regulate insurance activities, but prohibits the states in most instances from preventing or significantly interfering with the ability of a bank, directly or through an affiliate, to engage insurance sales, solicitations or cross-marketing activities. Although the states generally must regulate bank insurance activities in a nondiscriminatory manner, the states may continue to adopt and enforce rules that specifically regulate bank insurance activities in certain areas identified in the act. The act directs the federal bank regulatory agencies to adopt insurance consumer protection regulations that apply to sales practices, solicitations, advertising and disclosures.

        The act adopts a system of functional regulation under which the Federal Reserve is confirmed as the umbrella regulator for financial holding companies, but financial holding company affiliates are to be principally regulated by functional regulators such as the FDIC for state nonmember bank affiliates, the Securities and Exchange Commission for securities affiliates and state insurance regulators for insurance affiliates. The act repeals the broad exemption of banks from the definitions of "broker" and "dealer" for purposes of the Securities and Exchange Act of 1934, as amended, but identifies a set of specific activities, including traditional bank trust and fiduciary activities, in which a bank may engage without being deemed a "broker," and a set of activities in which a bank may engage without being deemed a "dealer." The act also makes conforming changes in the definitions of "broker" and "dealer" for purposes of the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended.

        The act contains extensive customer privacy protection provisions.
Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution's policies and procedures regarding the handling of customers' nonpublic personal financial information. The act provides that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The act also provides that the states may adopt customer privacy protections that are more strict than those contained in the act. The act also makes a criminal offense, except in limited circumstances, obtaining or attempting to obtain customer information of a financial nature by fraudulent or deceptive means.


                                  LEGAL MATTERS

        The validity of the shares of our common stock offered and certain other legal matters will be passed upon by the law firm of Williams Mullen.


                                    EXPERTS

        The consolidated financial statements included in this prospectus and the registration statement have been audited by S.B. Hoover & Company, L.L.P., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

        We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, and financial and other goals. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" or other similar words or terms are intended to identify forward looking statements.

        These forward looking statements are subject to significant uncertainties because they are based upon or are affected by factors including:

        o  Continued levels of loan quality and origination volume;
        o  Interest rate fluctuations and other economic conditions;
        o  Competition in product offerings and product pricing;
        o  Continued relationships with major customers;
        o  Future laws and regulations; and
        o Other factors, including those matters discussed in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

        Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements. In addition, our past results of operations do not necessarily indicate our future results.


                       WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference room facility located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system known as EDGAR.

        This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

        We also maintain an Internet site at www.newpeoplesbank.com, which contains information relating to us and our business.

                          INDEX TO FINANCIAL STATEMENTS




Annual Financial Statements                                                 Page

Independent Auditors' Report                                                 F2

Consolidated Balance Sheets as of
     December 31, 2001 and 2000                                              F3

Consolidated Statements of Income - Years Ended
     December 31, 2001, 2000 and 1999                                        F4

Consolidated Statements of Stockholders' Equity - Years
     Ended December 31, 2001, 2000 and 1999                                  F5

Consolidated Statements of Cash Flows - Years Ended
     December 31, 2001, 2000 and 1999                                        F6

Notes to Consolidated Financial Statements                                   F7


Quarterly Financial Statements

Consolidated Balance Sheets - March 31, 2002 and
     December 31, 2001                                                       F22

Consolidated Statements of Income - Three Months
     Ended March 31, 2002 and 2001                                           F23

Consolidated Statements of Changes in Stockholders' Equity -
     Three Months Ended March 31, 2002 and 2001                              F24

Consolidated Statements of Cash Flows - Three Months
     Ended March 31, 2002 and 2001                                           F25

Notes to Consolidated Financial Statements                                   F26













                                       F1

                 [LETTERHEAD OF S.B. HOOVER & COMPANY, L.L.P.]









                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
New Peoples Bankshares, Inc.
Honaker, Virginia


We have audited the consolidated balance sheets of New Peoples Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Peoples Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                   /s/ S. B. HOOVER & COMPANY, L.L.P.



January 25, 2002
Harrisonburg, Virginia










                                       F2

                          NEW PEOPLES BANKSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                          ----------------------------

ASSETS
                                                                                2001               2000
                                                                                ----               ----
Cash and due from banks (Note 3)                                          $    8,160,163      $    4,448,754
Federal funds sold                                                             3,387,000           3,423,000
                                                                           -------------       -------------

     Total Cash and Cash Equivalents                                          11,547,163           7,871,754

Investment Securities
     Available for sale (Note 4)                                                                   8,913,173
     Held to maturity (Note 4)                                                 5,657,937           2,960,184
                                                                           -------------       -------------

     Total Investment Securities                                               5,657,937          11,873,357

Loans receivable (Note 5)                                                    179,215,539         131,086,225
     Allowance for loan losses (Note 6)                                       (1,792,850)         (1,311,348)
                                                                           -------------       -------------

     Net Loans                                                               177,422,689         129,774,877

Bank premises and equipment, net (Note 7)                                      8,365,639           5,214,049
Federal Reserve Bank stock (restricted) (Note 4)                                 529,250             529,250
Accrued interest receivable                                                    1,637,979           1,373,998
Deferred income taxes (Note 9)                                                   212,162             161,472
Deposits with life insurance companies                                         7,500,000
Other assets                                                                   1,380,235             591,768
                                                                           -------------       -------------

     Total Assets                                                         $  214,253,054      $  157,390,525
                                                                           =============       =============

LIABILITIES

Deposits:
     Demand deposits:
         Noninterest bearing                                              $   15,798,126      $    9,822,709
         Interest-bearing                                                      7,535,247           4,422,909
     Savings deposits                                                         18,646,950           9,161,060
     Time deposits (Note 8)                                                  152,031,073         115,040,743
                                                                           -------------       -------------

     Total Deposits                                                          194,011,396         138,447,421

Accrued interest payable                                                         687,354             786,856
Income taxes payable                                                             459,545             117,420
Accrued expenses and other liabilities                                           203,685             156,419
                                                                           -------------       -------------

     Total Liabilities                                                       195,361,980         139,508,116
                                                                           -------------       -------------

STOCKHOLDERS' EQUITY (Notes 12 & 15)

Common stock - $4.00 par value; 12,000,000 shares authorized;
     3,000,000 shares issued and outstanding                                  12,000,000          12,000,000
Paid-in-surplus                                                                5,964,331           5,964,331
Retained earnings (accumulated deficit)                                          926,743             (81,922)
                                                                           -------------       -------------

     Total Stockholders' Equity                                               18,891,074          17,882,409
                                                                           -------------       -------------

     Total Liabilities and Stockholders' Equity                           $  214,253,054      $  157,390,525
                                                                           =============       =============

         The accompanying notes are an integral part of this statement.
                                       F3

                          NEW PEOPLES BANKSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              ----------------------------------------------------

INTEREST AND DIVIDEND INCOME                                         2001            2000               1999
                                                                     ----            ----               ----

     Loans including fees                                      $  14,602,070     $  10,407,770    $   4,867,305
     Federal funds sold                                              395,164           646,374          432,362
     Deposits in other banks                                                            14,131          108,789
     Investment securities                                           237,778           134,255           25,005
     Dividends on equity securities                                   31,755            25,515           20,314
                                                                ------------      ------------     ------------

     Total Interest and Dividend Income                           15,266,767        11,228,045        5,453,775
                                                                ------------      ------------     ------------

INTEREST EXPENSE

     Deposits
         Demand                                                      120,076            98,309           52,211
         Savings                                                     378,511           313,738          158,566
         Time deposits below $100,000                              5,570,090         4,387,005        1,946,184
         Time deposits above $100,000                              1,881,463         1,525,839          786,197
                                                                ------------      ------------     ------------

     Total Interest Expense                                        7,950,140         6,324,891        2,943,158
                                                                ------------      ------------     ------------

NET INTEREST INCOME                                                7,316,627         4,903,154        2,510,617

PROVISION FOR LOAN LOSSES (Note 6)                                   571,000           513,400          866,752
                                                                ------------      ------------     ------------

NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES                                               6,745,627         4,389,754        1,643,865
                                                                ------------      ------------     ------------

NONINTEREST INCOME
     Service charges                                                 457,396           323,899          153,183
     Fees, commissions and other income                              295,221           119,670           89,982
                                                                ------------      ------------     ------------

     Total Noninterest Income                                        752,617           443,569          243,165
                                                                ------------      ------------     ------------

NONINTEREST EXPENSES
     Salaries and employee benefits (Note 11)                      3,402,878         2,168,474        1,584,162
     Occupancy expense                                               260,320           183,650          137,170
     Equipment expense                                               400,780           213,622          131,051
     Advertising and public relations                                125,839           102,342           80,334
     Other operating expenses                                      1,743,327         1,015,010          711,157
                                                                ------------      ------------     ------------

     Total Noninterest Expenses                                    5,933,144         3,683,098        2,643,874
                                                                ------------      ------------     ------------

     Income (Loss) before Income Taxes                             1,565,100         1,150,225         (756,844)

INCOME TAX EXPENSE (BENEFIT) (Note 9)                                556,435           389,153         (433,205)
                                                                ------------      ------------     ------------

NET INCOME (LOSS)                                              $   1,008,665     $     761,072    $    (323,639)
                                                                ============      ============     ============

     Earnings (Loss) Per Share (Basic and Diluted) (1)                   .17              .14              (.14)
                                                                ============      ===========      ============

     Average Weighted Shares of Common Stock (1)                   6,000,000         5,400,000        2,299,952
                                                                ============      ============     ============

(1) Earnings per share and average weighted shares of common stock have been restated to reflect the 2 for 1 stock split which occurred on January 1, 2002.

         The accompanying notes are an integral part of this statement.
                                       F4

                          NEW PEOPLES BANKSHARES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              ----------------------------------------------------

                                                                                      Retained
                                     Shares of                                        Earnings
                                      Common         Common            Paid in      (Accumulated
                                     Stock (1)        Stock            Surplus        Deficit)          Total

Balance, December 31, 1998            1,124,964    $  4,499,856     $  6,714,114     $  (519,355)    $10,694,615

Common Stock Sold                        75,036         300,144          450,217                         750,361

Net Loss                                                                                (323,639)       (323,639)
                                  -------------    ------------    -------------    ------------    ------------

Balance, December 31, 1999            1,200,000       4,800,000        7,164,331        (842,994)     11,121,337

Stock Dividend                        1,200,000       4,800,000       (4,800,000)

Common Stock Sold                       600,000       2,400,000        3,600,000                       6,000,000

Net Income                                                                               761,072         761,072
                                  -------------    ------------    -------------    ------------    ------------

Balance, December 31, 2000            3,000,000      12,000,000        5,964,331         (81,922)     17,882,409

Net Income                                                                             1,008,665       1,008,665
                                  -------------    ------------    -------------    ------------    ------------

Balance, December 31, 2001            3,000,000   $  12,000,000   $    5,964,331   $     926,743   $  18,891,074
                                  =============    ============    =============    ============    ============

(1) Actual number of shares outstanding prior to January 2002 stock split.


















         The accompanying notes are an integral part of this statement.
                                       F5

                          NEW PEOPLES BANKSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
              ----------------------------------------------------

                                                                     2001             2000             1999
                                                                     ----             ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                         $   1,008,665     $     761,072    $     (323,639)
     Adjustments to reconcile net income (loss) to net
         Cash provided by (used in) operating activities:
         Depreciation                                                593,997           373,359           278,028
         Provision for loan losses                                   571,000           513,400           866,752
         Loss on sale of foreclosed real estate                       87,520
         Deferred tax benefit                                        (50,690)          271,733          (433,205)
         Loss on disposal of fixed assets                             12,156
         Net change in:
              Interest receivable                                   (263,981)         (676,376)         (567,561)
              Other assets                                          (874,174)         (251,608)         (161,626)
              Accrued interest payable                               (99,502)          388,080           238,068
              Income tax payable                                     340,312           117,420
              Accrued expense and other liabilities                   47,266            85,719           (15,221)
                                                                ------------      ------------     -------------

     Net Cash Provided by (Used in) Operating
         Activities                                                1,372,569         1,582,799          (118,404)
                                                                ------------      ------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in interest-bearing deposits in
         other banks                                                                   858,756         1,671,183
     Net increase in loans                                       (48,218,812)      (44,593,543)      (73,222,352)
     Purchase of securities held-to-maturity                      (3,498,520)       (2,960,184)
     Purchase of securities available-for-sale                                     (37,826,367)
     Proceeds from maturities of securities
         available-for-sale                                        8,913,173        28,913,194
     Proceeds from maturities of securities
         held-to-maturity                                            800,767
     Purchase of Federal Reserve Bank stock                                           (173,500)          (18,250)
     Payments for the purchase of property                        (3,757,743)       (2,081,075)       (1,219,120)
     Deposits with life insurance companies                       (7,500,000)
                                                                ------------      ------------     -------------

     Net Cash Used in Investing Activities                       (53,261,135)      (57,862,719)      (72,788,539)
                                                                ------------      ------------     -------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from common stock subscriptions                                        6,000,000           817,331
     Net change in:
         Demand deposits                                           9,087,755         5,187,605         6,142,513
         Savings deposits                                          9,485,890         3,635,737         3,875,276
         Time deposits                                            36,990,330        42,133,612        50,518,064
                                                                ------------      ------------     -------------

     Net Cash Provided by Financing Activities                    55,563,975        56,956,954        61,353,184
                                                                ------------      ------------     -------------

     Net increase (decrease) in cash and cash equivalents          3,675,409           677,034       (11,553,759)

Cash and Cash Equivalents, Beginning of Year                       7,871,754         7,194,720        18,748,479
                                                                ------------      ------------     -------------

Cash and Cash Equivalents, End of Year                         $  11,547,163     $   7,871,754    $    7,194,720
                                                                ============      ============     =============

Supplemental Disclosure of Cash Paid During the Year for:
     Interest                                                      8,049,642         5,937,123         2,705,092
      Taxes                                                          265,000

Supplemental Disclosure of Non Cash Transactions:
   Loans made to finance sale of foreclosed real estate              196,781

         The accompanying notes are an integral part of this statement.
                                       F6

                          NEW PEOPLES BANKSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



NOTE 1        REORGANIZATION:

              On September 27, 2001, the shareholders of the New Peoples Bank, Inc. ("the Bank") approved a plan of reorganization under which the shareholders of the Bank exchanged their common stock for common stock in New Peoples Bankshares Inc. ("New Peoples"). On November 30, 2001, the reorganization was completed on a pooling of interest basis and the Bank became a wholly owned subsidiary of New Peoples. The accompanying financial statements reflect the transactions of the Bank for the years 2001, 2000 and 1999 and of New Peoples since its inception on July 12, 2001.

              The revenue and net income for each of the companies from January 1, 2001 until November 30, 2001 is shown in the following schedule:

                                           Revenue          Net Income

                  New Peoples            $         -0-       $  (32,749)
                  Bank                     14,526,262         1,000,137


NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

              Nature of Operations - New Peoples is a bank holding company whose principal activity is the ownership and management of a community bank. New Peoples subsidiary bank was organized and incorporated under the laws of the Commonwealth of Virginia on December 9, 1997. The Bank commenced operations on October 28, 1998, after receiving regulatory approval. As a state chartered bank, the Bank is subject to regulations by the Virginia Bureau of Financial
              Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Bank. The Bank provides general banking services to individuals, small and medium size businesses and the professional community of southwest Virginia.

              Consolidation Policy - The consolidated financial statements include New Peoples and the Bank. All significant intercompany balances and transactions have been eliminated.

              Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

              Investment Securities - Investment securities which the Bank intends to hold until maturity or until called are classified as Held to Maturity. These investment securities are carried at cost, adjusted for amortization of premium and accretion of discounts using the effective interest method.

              Investment securities, which the Bank intends to hold for indefinite periods of time, are classified as Available for Sale. These investment securities are carried at fair value. At December 31, 2000, the cost of these investments approximated the fair value.

              Loans and Allowance for Loan Losses - Loans are carried on the balance sheet net of any unearned interest and the allowance for loan losses. Interest income on loans is computed using the effective interest method, except where serious doubt exists as to the collectibility of the loan, in which accrual of the income is discontinued.

                                       F7

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

              Loans and Allowance for Loan Losses (Continued) - The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

              Bank Premises and Equipment - Land, buildings and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life.

              Advertising Cost - Advertising costs are expensed in the period incurred.

              Stock Options - New Peoples accounts for stock options using the "intrinsic value method" described in Accounting Principles Board Opinion 25.

              Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

              Cash and Cash Equivalents - Cash and cash equivalents as used in the cash flow statements includes cash and due from banks and federal funds sold.

              Earnings Per Share - Earnings per share represent both basic and diluted earnings per share using the treasury stock method.


NOTE 3        DEPOSITS IN AND FEDERAL FUNDS SOLD TO BANKS:

              The Bank had cash on deposit and federal funds sold to other commercial banks amounting to $8,346,191 and $6,084,353 at December 31, 2001 and 2000, respectively. Deposit amounts at other commercial banks may, at times, exceed federally insured limits.








                                       F8

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------

NOTE 4        INVESTMENT SECURITIES:

              The amortized cost and estimated fair value of securities are as follows:

                                                                       Gross          Gross
                                                   Amortized        Unrealized     Unrealized         Fair
                                                     Cost              Gains         Losses           Value
                                                   ---------        ----------     ----------         -----
              Securities Held to Maturity
              December 31, 2001

              U.S. Government agencies           $   5,555,840    $     43,027    $              $   5,598,867

              Municipal governments                    102,097           3,787                         105,884
                                                  ------------     -----------     -----------    ------------

              Total Securities Held
                 to Maturity                     $   5,657,937    $     46,814    $              $   5,704,751
                                                  ============     ===========     ===========    ============

              At  December  31,  2001,   the  Company  had  not  identified  any securities as available for sale.

              Securities Available for Sale
              December 31, 2000

              U.S. Treasury                      $   6,969,076    $      1,260    $              $   6,970,336

              U.S. Government agencies               1,944,097             639                       1,944,736
                                                  ------------     -----------     -----------    ------------

              Total Securities Available
                 for Sale                        $   8,913,173    $      1,899    $              $   8,915,072
                                                  ============     ===========     ===========    ============

              Securities Held to Maturity
              December 31, 2000

              U.S. Government agencies           $   2,858,087    $        627    $      1,382   $   2,857,332

              Municipal governments                    102,097           1,428                         103,525
                                                  ------------     -----------     -----------    ------------

              Total Securities Held to
                 Maturity                        $   2,960,184    $      2,055    $      1,382   $   2,960,857
                                                  ============     ===========     ===========    ============

              The amortized cost and fair value of investment securities at December 31, 2001, by contractual maturity, are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

              Securities Held to Maturity
              ---------------------------

                                                                                                Weighted
                                                                  Amortized         Fair         Average
                                                                     Cost           Value         Yield
                                                                  ---------         -----       --------

              Due within one year                                 $  3,498,520    $  3,499,168     1.65%
              Due after one year through five years                  2,159,417       2,205,583     6.91%
                                                                   -----------     -----------     -----

                Total                                             $  5,657,937    $  5,704,751     3.65%
                                                                  ============    ============     =====

              The carrying amount of securities pledged by the Bank to secure public deposits amounts to $2,159,417 at December 31, 2001.

              The Bank is required to hold stock in the Federal Reserve Bank. The investment in Federal Reserve Bank stock is recorded at cost of $529,250 as of December 31, 2001 and 2000.

                                       F9

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 5        LOANS:

              Loans receivable outstanding at December 31 are summarized as follows: (Rounded to the nearest thousand.)

                                                                                 2001             2000
                                                                                 ----             ----

              Commercial, financial and agricultural                       $   35,168,000    $   29,941,000
              Real estate - construction                                        3,845,000         1,528,000
              Real estate - mortgages                                          98,229,000        70,858,000
              Installment loans to individuals                                 41,974,000        28,759,000
                                                                            -------------     -------------

                  Loans Receivable                                         $  179,216,000    $  131,086,000
                                                                            =============     =============

NOTE 6        ALLOWANCE FOR LOAN LOSSES:

              A summary of transactions in the allowance for loan losses are as follows:

                                                                    2001              2000             1999
                                                                    ----              ----             ----

              Balance, beginning of year                       $   1,311,348     $     865,268    $           0
              Provision charged to operating expenses                571,000           513,400          866,752
              Recoveries of loan charged off                           8,495             2,928
              Loans charged off                                       97,993            70,248            1,484
                                                                ------------      ------------     ------------

                  Balance, End of Year                         $   1,792,850     $   1,311,348    $     865,268
                                                                ============      ============     ============

              Percentage of Loans                                      1.00%             1.00%            1.00%

NOTE 7        BANK PREMISES AND EQUIPMENT:

              Bank premises and equipment at December 31, are summarized as follows:

                                                                                 2001             2000
                                                                                 ----             ----

              Land                                                          $   2,102,800     $     983,480
              Buildings and improvements                                        4,159,520         2,993,427
              Furniture and equipment                                           2,884,850         1,909,560
              Vehicles                                                            101,904            42,400
              Construction in progress                                            434,252             8,874
                                                                            -------------     -------------

                                                                                9,683,326         5,937,741
                  Less accumulated depreciation                                 1,317,687           723,692
                                                                            -------------     -------------

                  Bank Premises and Equipment                               $   8,365,639     $   5,214,049
                                                                            =============     =============

              Depreciation expense for 2001, 2000 and 1999 was $593,997, $373,359, and $278,028, respectively.

                                       F10

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 8        OTHER TIME DEPOSITS:

              The aggregate amount of time deposits with a minimum denomination of $100,000 was $38,847,562 and $28,320,273 at December 31, 2001
              and 2000, respectively.

              At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

                           2002                            $   138,753,000
                           2003                                  8,016,000
                           2004                                  2,462,000
                           2005                                  2,108,000
                           2006                                    475,000
                           After five years                        217,000
                                                            --------------

                               Total                       $   152,031,000
                                                            ==============


NOTE 9        INCOME TAX EXPENSE:

              The components of income tax expense for the years ended December 31, are as follows:

                                                                     2001             2000              1999
                                                                     ----             ----              ----

              Current expense                                  $     607,125     $     117,421    $
              Deferred expense (benefit)                             (50,690)          271,732         (433,205)
                                                                ------------      ------------     ------------

                  Net Income Tax Expense (Benefit)             $     556,435     $     389,153    $    (433,205)
                                                                ============      ============     ============

              The deferred tax expense (benefit) resulting from temporary differences for the years ended December 31 is as follows:

                                                                     2001             2000              1999
                                                                     ----             ----              ----
              Organization and start-up cost                   $      16,762     $      18,575    $      18,575
              Provision for loan losses                             (144,622)         (126,410)        (294,191)
              Depreciation                                            76,786            96,898           44,924
              Net operating income (loss)                                              282,669          (26,199)
              Capitalized interest                                       384
                                                                ------------      ------------     ------------

                  Total                                              (50,690)          271,732         (256,891)
                                                                ------------      ------------     ------------

              Change in Valuation Allowance                                                            (176,314)
                                                                ------------      ------------     ------------

                  Deferred income tax expense (benefit)        $     (50,690)    $     271,732    $    (433,205)
                                                                ============      ============     ============





                                       F11

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 9        INCOME TAX EXPENSE (CONTINUED):

              The net deferred tax assets resulting from temporary differences as of December 31, are summarized as follows:

                                                                     2001             2000             1999
                                                                     ----             ----             ----

              Deferred Tax Assets:
              -------------------
              Organization and start-up cost                   $      35,867     $      52,629    $      71,204
              Allowance for loan losses                              459,054           314,432          188,022
              Net operating loss carryforward                                                           282,669
              Capitalized interest                                     4,981             5,365            5,365
                                                                ------------      ------------     ------------

                  Total Assets                                       499,902           372,426          547,260
                                                                ------------      ------------     ------------

              Deferred Tax Liabilities:
              -------------------------
              Accelerated depreciation                               287,740           210,954          114,055
                                                                ------------      ------------     ------------

                  Net Deferred Tax Asset                       $     212,162     $     161,472    $     433,205
                                                                ============      ============     ============

              At  December  31,  1999,   the  Bank  had  a  net  operating  loss
              carryforward of $832,666 and contribution carryforward of $7,040, which were used to offset taxable income for 2000.

              The following table summarizes the differences between the actual income tax expense and the amounts computed using the federal statutory tax rates:

                                                                    2001             2000             1999
                                                                     ----             ----             ----
              Income tax expense at the applicable
                  federal rate                                 $     532,134     $     391,077    $    (257,328)
              Permanent differences resulting from:
                  Nondeductible reorganization expenses                7,859
                  Nondeductible meals and entertainment                1,236               743              437
              Change in valuation allowance                                                            (176,314)
              Other adjustments                                       15,206            (2,667)
                                                                ------------      ------------     ------------

                  Income Tax Expense                           $     556,435     $     389,153    $    (433,205)
                                                                ============      ============     ============

NOTE 10       RELATED PARTY TRANSACTIONS:

              During the year, officers and directors (and companies controlled by them) were customers of and had transactions with the Company in the normal course of business. These transactions were made on substantially the same terms as those prevailing for other customers and did not involve any abnormal risk.

              Loan transactions with related parties are shown in the following schedule:

                                                                                  2001             2000
                                                                                  ----             ----

              Total loans, beginning of year                               $    5,209,080    $    4,798,970
              New loans                                                         2,800,929         2,616,660
              Repayments                                                       (1,939,528)       (2,206,550)
                                                                            -------------     -------------

              Total Loans, End of Year                                     $    6,070,481    $    5,209,080
                                                                            =============     =============

                                       F12

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 11       RETIREMENT PLAN:

              The Bank has established a qualified defined contribution plan which covers all full time employees. Under the plan the Bank matches employee contributions up to a maximum of 5% of their salary. The Bank contributed $109,998, $73,480 and $57,720 to the defined contribution plan for 2001, 2000 and 1999, respectively.


NOTE 12       COMMON STOCK:

              As of December 31, 1999, the Bank had issued and outstanding 1,200,000 shares of $4 par value common stock. On March 15, 2000, the Board approved a 2 for 1 stock split, effected in the form of a dividend, to shareholders of record on that date. This split resulted in an additional 1,200,000 shares of stock oustanding. In addition, the Board approved a post split sale of 600,000 shares of common stock at $10 per share. All of those shares were sold and issued, resulting in a total of 3,000,000 shares issued and outstanding at December 31, 2001. Effective November 30, 2001, the Bank's common stock was exchanged for 3,000,000 shares of New Peoples common stock on a one for one basis.

              On December 12, 2001, the Board approved a 2 for 1 stock split, to shareholders of record on January 1, 2002 by reducing the par value from $4.00 per share to $2.00 per share.


NOTE 13       STOCK OPTION PLAN:

              New Peoples' stock option plan was adopted on September 27, 2001. The purpose of the Plan is to reward employees and directors for services rendered and investment risks undertaken to date and to promote the success of New Peoples by providing incentives to employees and directors that will promote the identification of their personal interest with the long-term financial success of New Peoples and with growth in shareholder value. The plan provides that options for up to 900,000 shares of New Peoples common stock may be issued to employees and directors. The exercise price may not be less than 100% of the fair market value of the shares on the award date. Each award becomes exercisable in the event of a change in control of New Peoples. All options are subject to exercise or forfeiture if New Peoples' capital falls below its minimum requirements, as determined by its state or federal primary regulators, and New Peoples' primary regulator so directs. The plan will expire on May 31, 2011, unless sooner terminated by the Board of Directors. On December 12, 2001, options to acquire 256,000 shares (on a post stock split basis) were awarded under the plan; these options have an exercise price of $7.50 per share (subsequent to the 2 for 1 stock split on January 1, 2002) and have a term of ten years.

              The fair value of each option granted was $5.87 using the "Minimum Value" method with the following assumptions: risk free interest rate 5.09%, expected life - 10 years, expected volatility - 0% and expected dividends of zero.


                                       F13

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 13       STOCK OPTION PLAN (CONTINUED):

              New Peoples applies APB Opinion 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for New Peoples' stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the net income would have been adjusted to the proforma amounts indicated below:

                                                                                     Net             Earnings
                                                                                   Income            Per Share

              Per Statement of Income                                        $      1,008,665    $          .17
              Cost of options granted (net of tax effect)                            (751,360)             (.13)
                                                                              ---------------     -------------

                Proforma                                                     $        257,305    $          .04
                                                                              ===============     =============


NOTE 14       DEPOSITS WITH LIFE INSURANCE COMPANIES:

              The Bank has deposited $7,500,000 with various life insurance companies pending the development of a deferred compensation plan which will be funded by the income on the life insurance policies. The life insurance policies will insure key officers and will be owned by New Peoples. The deposit has a guaranteed interest rate of 6.19% through the year 2002.


NOTE 15       DIVIDEND LIMITATIONS ON SUBSIDIARY BANK:

              The principal source of funds of New Peoples is dividends paid by the Bank. The Federal Reserve Act restricts the amount of dividends the Bank may pay. Approval by the Board of Governors of the Federal Reserve Systems is required if the dividends declared by a state member bank, in any year, exceed the sum of (1) net income of the current year and (2) income net of dividends for the preceding two years. In addition, the Federal Reserve Bank has established, for a de novo bank a minimum ratio of tier 1 capital to average assets of 9%. As of January 1, 2002, approximately $931,000 was available for dividend distribution. During 2001, the Bank declared dividend's payable to New Peoples of $25,000.


NOTE 16       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

              In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.
                                       F14

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 16       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
              (CONTINUED):

              Financial instruments whose contract amount represents credit risk were as follows (in thousands):
                                                        2001             2000
                                                        ----             ----

              Commitments to extend credit          $  12,134         $  11,329
              Standby letters of credit                 2,177               323

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

              Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party, Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.


NOTE 17       CONCENTRATION OF CREDIT RISK:

              The Bank has a concentration of credit risk in deposits and federal funds sold to commercial banks as described in Note 2.
              Note 4 shows the types of loans made by the Bank. A substantial portion of the Bank's loans are secured by real estate. The Bank does not have any significant concentrations to any one industry or customer.


NOTE 18       REGULATORY MATTERS:

              New Peoples and the Bank are subject to various capital requirements administered by its primary federal regulator, the Federal Reserve Bank. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the New Peoples' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the New Peoples must meet specific capital guidelines that involve quantitative measures of the New Peoples' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The New Peoples' capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                                       F15

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 18       REGULATORY MATTERS (CONTINUED):

              Quantitative measures established by regulation to ensure capital adequacy require New Peoples to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).

              As of July 30, 2001, the most recent date of notification, the Bureau of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts (in thousands) and ratios are presented in the table as of December 31, 2001 and 2000, respectively.

                                                                                                  Minimum
                                                                                                To Be Well
                                                                           Minimum           Capitalized Under
                                                                           Capital           Prompt Corrective
                                                    Actual               Requirement         Action Provisions
                                                -----------------      -----------------     -----------------
                                                Amount      Ratio      Amount      Ratio      Amount     Ratio
                                                ------      -----      ------      -----      ------     -----

              December 31, 2001:
              Total Capital to Risk
                 Weighted Assets:           $    20,688    12.03%    $    13,760    8%      $    17,200   10%

              Tier 1 Capital to Risk
                 Weighted Assets:                18,895    10.99%          6,880    4%           10,320    6%

              Tier 1 Capital to Average
                 Assets:                         18,895     9.19%          8,226    4%           10,283    5%


              December 31, 2000:
              Total Capital to Risk
                 Weighted Assets:           $    19,194    16.36%    $     9,385    8%      $    11,730   10%

              Tier 1 Capital to Risk
                 Weighted Assets:                17,882    15.24%          4,692    4%            7,038    6%

              Tier 1 Capital to Average
                 Assets:                         17,882    11.73%          6,098    4%            7,622    5%







                                       F16

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 19       DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

              Statement of Financial Accounting Standards No. 107 (SFAS 107) "Disclosures About the Fair Value of Financial Statements" defines the fair value of a financial instrument as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. As the majority of the Bank's financial instruments lack an available trading market, significant estimates, assumptions and present value calculations are required to determine estimated fair value.

              Estimated   fair  value  and  the  carrying  value  of  financial
              instruments at December 31, 2001 and 2000, are as follows (in thousands):

                                                        December 31, 2001                December 31, 2000
                                                    Estimated       Carrying         Estimated       Carrying
                                                   Fair Value         Value         Fair Value         Value
                                                   ----------       ---------       ----------       ---------
              Financial Assets
              ----------------

              Cash and due from bank               $     8,160    $     8,160       $     4,449    $     4,449
              Federal funds sold                         3,387          3,387             3,423          3,423
              Investment securities                      5,705          5,658            11,876         11,873
              Federal Reserve Bank stock                   529            529               529            529
              Loans                                    182,315        179,216           130,572        131,086
              Accrued interest receivable                1,638          1,638             1,374          1,374

              Financial Liabilities
              ---------------------

              Demand Deposits:
                 Non-interest bearing                   15,798         15,798             9,823          9,823
                 Interest-bearing                        7,535          7,535             4,423          4,423
              Savings deposits                          18,647         18,647             9,161          9,161
              Time deposits                            152,746        152,031           115,476        115,041
              Accrued interest payable                     687            687               787            787


              The carrying value of cash and due from banks, federal funds sold, interest-bearing deposits, Federal Reserve Bank stock, deposits with no stated maturities, and accrued interest approximates fair value. The estimated fair value of investment securities was based on closing market prices. The remaining financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments during the month of December 2001 and 2000.








                                       F17

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 20       PARENT CORPORATION ONLY FINANCIAL STATEMENTS:


                                  BALANCE SHEET
                             AS OF DECEMBER 31, 2001
                             -----------------------




ASSETS

   Investment in subsidiary                                      $    18,895,351
   Other assets                                                            3,472
                                                                  --------------

   Total Assets                                                  $    18,898,823
                                                                  ==============


LIABILITIES

   Due to subsidiary bank                                        $         7,749
                                                                  --------------

   Total Liabilities                                             $         7,749
                                                                  --------------

STOCKHOLDERS' EQUITY

   Common stock - $ 4.00 par value, 12,000,000 shares authorized;
      3,000,000 shares issued and outstanding                         12,000,000
   Surplus                                                             6,000,000
   Retained earnings                                                     891,074
                                                                  --------------

      Total Stockholders' Equity                                      18,891,074
                                                                  --------------

      Total Liabilities and Stockholders' Equity                 $    18,898,823
                                                                  ==============
















                                       F18

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 20       PARENT CORPORATION ONLY FINANCIAL STATEMENTS (CONTINUED):


                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                      ------------------------------------




Income
   Dividends from subsidiary                                     $        25,000
   Income from subsidiary                                                 12,000
                                                                  --------------

   Total Income                                                           37,000
                                                                  --------------

Expenses
   Legal fees                                                             32,749
                                                                  --------------

   Total Expenses                                                         32,749
                                                                  --------------

Income before Income Taxes                                                 4,251

   Income Tax Benefit                                                      3,472
                                                                  --------------

Net Income                                                       $         7,723
                                                                  ==============
























                                       F19

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 20       PARENT CORPORATION ONLY FINANCIAL STATEMENTS (CONTINUED):


                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                  --------------------------------------------



                                                 Common                             Retained
                                                  Stock             Surplus         Earnings             Total
                                                 ------             -------         --------             -----

Balance
     December 31, 2000                        $            -    $            -    $           -    $             -

Exchange of New Peoples Bankshares
     stock for New Peoples Bank stock             12,000,000         6,000,000          883,351         18,883,351

Net Income                                                                                7,723              7,723
                                               -------------     -------------     ------------     --------------


Balance
     December 31, 2001                        $   12,000,000    $    6,000,000    $     891,074    $    18,891,074
                                               =============      ============     ============     ==============
























                                       F20

                          NEW PEOPLES BANKSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             ------------------------------------------------------



NOTE 20       PARENT CORPORATION ONLY FINANCIAL STATEMENTS (CONTINUED):


                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                      ------------------------------------




Operating Activities:
   Net Income                                                   $         7,723
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Income of subsidiary bank                                      (12,000)
         Net change in:
             Other assets                                                (3,472)
             Accounts payable                                             7,749
                                                                 --------------

   Net Cash Provided by Operating Activities                                  0
                                                                 --------------

Net Increase in Cash and Cash Equivalents                                     0

   Cash and Cash Equivalents, Beginning of Year                               0
                                                                 --------------

Cash and Cash Equivalents, End of Year                          $             0
                                                                 ==============


Supplemental Information:
   Non-cash transactions:
      Transfer of 3,000,000 shares of New Peoples Bankshares stock
         for 3,000,000 shares of New Peoples Bank stock         $    18,883,351


















                                       F21

                          NEW PEOPLES BANKSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                March 31,        December 31,
                                                                                  2002               2001
                                                                               (Unaudited)         (Audited)
                                                                               -----------         ---------
      ASSETS
Cash and due from banks                                                     $      6,277,243   $     8,160,163
Federal funds sold                                                                 4,164,000         3,387,000
                                                                             ---------------    --------------

   Total Cash and Cash Equivalents                                                10,441,243        11,547,163

Securities held to maturity                                                        8,156,987         5,657,937
Loans, net of allowance for loan losses of $1,898,150 at
   March 31, 2002, and $1,792,850 at December 31, 2001                           187,864,577       177,422,689
Bank premises and equipment net                                                    8,985,483         8,365,639
Federal Reserve Bank stock (restricted)                                              529,250           529,250
Accrued interest receivable                                                        1,464,033         1,637,979
Investment in life insurance contracts                                             7,500,000         7,500,000
Other assets                                                                       1,471,390         1,592,397
                                                                             ---------------    --------------

   Total Assets                                                             $    226,412,963   $   214,253,054
                                                                             ===============    ==============

      LIABILITIES

Deposits:
   Demand deposits:
      Noninterest bearing                                                   $     19,055,608   $    15,798,126
      Interest bearing                                                             8,326,406         7,535,247
   Savings deposits                                                               21,436,586        18,646,950
   Other time deposits                                                           156,505,680       152,031,073
                                                                             ---------------    --------------

   Total Deposits                                                                205,324,280       194,011,396

Accrued interest payable                                                             595,429           687,354
Income taxes payable                                                                 750,009           459,545
Accrued expenses and other liabilities                                               273,069           203,685
                                                                             ---------------    --------------

   Total Liabilities                                                             206,942,787       195,361,980
                                                                             ---------------    --------------

   STOCKHOLDERS' EQUITY

Common stock - (12,000,000 shares authorized)
   3,000,000 shares issued and outstanding
   $4.00 par value                                                                                  12,000,000
   6,000,000 shares issued and outstanding
   $2.00 par value                                                                12,000,000
Paid-in-surplus                                                                    5,964,331         5,964,331
Retained earnings                                                                  1,505,845           926,743
                                                                             ---------------    --------------

   Total Stockholders' Equity                                                     19,470,176        18,891,074
                                                                             ---------------    --------------

   Total Liabilities and Stockholders' Equity                               $    226,412,963   $   214,253,054
                                                                             ===============    ==============

        The accompanying notes are an integral part of these statements.
                                       F22

                          NEW PEOPLES BANKSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

                                                                                      2002           2001
Interest Income
   Loans                                                                           $  3,882,971   $  3,314,395
   Federal funds sold                                                                    42,653        146,574
   Other investments                                                                     44,506         89,870
                                                                                   ------------   ------------

   Total Interest Income                                                              3,970,130      3,550,839
                                                                                   ------------   ------------

Interest Expense
   Interest on deposits                                                               1,575,402      2,053,554
                                                                                   ------------   ------------

   Total Interest Expense                                                             1,575,402      2,053,554
                                                                                   ------------   ------------

Net Interest Income                                                                   2,394,728      1,497,285

Provision for Loan Losses                                                               130,000        159,000
                                                                                   ------------   ------------

Net Interest Income After Provision for Loan Losses                                   2,264,728      1,338,285
                                                                                   ------------   ------------

Noninterest Income
   Service charges, fees and commissions                                                131,608        115,366
   Other operating income                                                               166,928         12,704
                                                                                   ------------   ------------

   Total Noninterest Income                                                             298,536        128,070
                                                                                   ------------   ------------

Noninterest Expense
   Salaries and employee benefits                                                       900,996        704,313
   Occupancy expense                                                                     85,808        167,000
   Other operating expenses                                                             706,894        310,408
                                                                                   ------------   ------------

   Total Noninterest Expenses                                                         1,693,698      1,181,721
                                                                                   ------------   ------------

Income Before Income Taxes                                                              869,566        284,634

Income Tax Expense                                                                      290,464         94,969
                                                                                   ------------   ------------

Net Income                                                                         $    579,102     $  189,665
                                                                                   ============   ============

Net Income Per Share (Basic and Diluted)                                          $        0.10  $        0.03
                                                                                   ============   ============


Weighted Average Shares Outstanding (1)                                               6,000,000      6,000,000

Diluted Weighted Average Shares Outstanding                                           6,073,143

(1) Prior year restated to reflect 2 for 1 stock split.



        The accompanying notes are an integral part of these statements.
                                       F23

                          NEW PEOPLES BANKSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)

                                                                                   Retained
                                                Common            Paid in          Earnings
                                                Stock             Capital          (Deficit)          Total
                                                -----             -------          ---------          -----
Balance, December 31, 2000                  $   12,000,000    $   5,964,331     $     (81,922)   $  17,882,409

Net Income                                                                            189,665          189,665
                                             -------------     ------------      ------------       ----------

Balance March 31, 2001                      $   12,000,000    $   5,964,331     $     107,743    $  18,072,074
                                             =============     ============      ============       ==========


Balance, December 31, 2001                  $   12,000,000    $   5,964,331     $     926,743    $  18,891,074

Net Income                                                                            579,102          579,102
                                             -------------     ------------      ------------       ----------

Balance March 31, 2002                      $   12,000,000    $   5,964,331    $    1,505,845    $  19,470,176
                                             =============     ============     =============     ============





























        The accompanying notes are an integral part of these statements.
                                       F24

                          NEW PEOPLES BANKSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                   (UNAUDITED)


                                                                                  2002                2001

Operating Activities:
   Net income                                                               $      579,102      $      189,665
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for loan losses                                                 130,000             159,000
         Depreciation                                                              180,618             119,255
         Income from life insurance contracts                                     (105,048)
         Net change in:
            Interest receivable                                                    173,946              80,028
            Other assets                                                           226,055              20,042
            Accrued expense and other liabilities                                  267,923              47,919
                                                                             -------------       -------------

   Net Cash Provided by Operating Activities                                     1,452,596             615,909
                                                                             -------------       -------------

Investing Activities:
   Payments for the purchase of property                                          (800,462)           (910,141)
   Net change in loans                                                         (10,571,888)        (15,135,918)
   Purchase of securities held to maturity                                      (2,499,050)         (6,165,862)
   Sale of securities available for sale                                                             6,969,076
                                                                             -------------       -------------

   Net Cash Used in Investing Activities                                       (13,871,400)        (15,242,845)
                                                                             -------------       -------------

Financing Activities:
   Net change in:
      Demand and saving deposits                                                 6,838,277           2,496,960
      Time deposits                                                              4,474,607          11,580,386
                                                                             -------------       -------------

   Net Cash Provided by Financing Activities                                    11,312,884          14,077,346
                                                                             -------------       -------------

Net Decrease in Cash and Cash Equivalents                                       (1,105,920)           (549,590)

Cash and Cash Equivalents, Beginning of Period                                  11,547,163           7,871,754
                                                                             -------------       -------------

Cash and Cash Equivalents, End of Period                                    $   10,441,243      $    7,322,164
                                                                             =============       =============


Supplemental Disclosure of Cash Paid:
   Interest                                                                 $    1,667,326      $    2,040,042








        The accompanying notes are an integral part of these statements.
                                       F25

                          NEW PEOPLES BANKSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1        ACCOUNTING PRINCIPLES:

                   The financial  statements  conform to U.S. generally accepted accounting principles and to general industry practices. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2002, and the results of operations for the three month periods ended March 31, 2002 and 2001. The notes included herein should be read in conjunction with the notes to financial statements included in the 2001 annual report to stockholders of New Peoples Bankshares, Inc.

                   The Company does not expect the  anticipated  adoption of any newly issued accounting standards to have a material impact on future operations or financial position.


NOTE 2        SECURITIES HELD TO MATURITY:

                   The  amortized  cost  and  estimated  fair  value  of held to security securities as of March 31, 2002, are as follows:

                                                                      Gross             Gross
                                                  Amortized        Unrealized        Unrealized         Fair
                                                    Cost             Gains             Losses           Value

              State, County & Municipal        $   6,100,000    $       3,000     $                $   6,103,000
              U.S. Government Agency               2,056,987           16,013                          2,073,000
                                                ------------     ------------      ------------     ------------

              Total Securities Held to
                   Maturity                    $   8,156,987    $      19,013     $                $   8,176,000
                                                ============     ============      ============     ============


              Securities Held to Maturity
              December 31, 2001

              U.S. Government agencies         $   5,555,840    $      43,027     $                $   5,598,867

              Municipal governments                  102,097            3,787                            105,884
                                                ------------     ------------      ------------     ------------

              Total Securities Held
                 to Maturity                   $   5,657,937    $      46,814     $                $   5,704,751
                                                ============     ============      ============     ============


NOTE 3        LOANS:

                 Loans receivable outstanding are summarized as follows:
              (Rounded to the nearest thousand.)

                                                                               March 31,      December 31,
                                                                                 2002             2001
                                                                                 ----             ----

              Commercial, financial and agricultural                      $    37,021,000      $    35,168,000
              Real estate - construction                                        4,155,000            3,845,000
              Real estate - mortgages                                         105,002,000           98,229,000
              Installment loans to individuals                                 43,585,000           41,974,000
                                                                           --------------       --------------

                  Loans Receivable                                        $   189,763,000      $   179,216,000
                                                                           ==============       ==============

                                       F26

                          NEW PEOPLES BANKSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 4        ALLOWANCE FOR LOAN LOSSES:

              Transactions in the Bank's allowance for loan losses are shown in the following schedule:

                                                                                For the Three Months Ended
                                                                              March 31,            March 31,
                                                                                2002                 2001
                                                                           -----------------    ----------------

              Balance, beginning of period                                $     1,792,850      $     1,311,348
              Provision for loan losses                                           130,000              159,000
              Charge-offs                                                         (47,978)              (7,686)
              Recoveries                                                           23,278
                                                                           --------------       --------------

              Balance, End of Period                                      $     1,898,150      $     1,462,662
                                                                           ==============       ==============


NOTE 5        COMMON STOCK:

                  On December 12, 2001, the Board of Directors  approved a 2 for
              1 stock split to shareholders of record on January 1, 2002 by reducing the par value of common stock from $4 to $2 per share. This split resulted in an additional 3,000,000 shares of stock outstanding.


NOTE 6        EARNINGS PER SHARE:

                  The   weighted   average  shares   outstanding  used  for  the
              calculation of earnings per share has been adjusted to reflect the 2 for 1 stock split that was effective January 1, 2002. Diluted earnings per share has been calculated for the current quarter to reflect the dilutive effect of the 256,000 exercisable outstanding options granted to employees and directors of the Bank. The dilution calculation assumes that all options were exercised at the beginning of the period and that the proceeds were used to purchase common stock at the average market price during the period.




















                                       F27

================================================================================

________ __, 2002



                                     [LOGO]




                        1,200,000 Shares of Common Stock



                                -----------------

                                   PROSPECTUS
                                -----------------












--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.          Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee......................$1,104*
Printing Expenses.........................................................5,000
Accounting Fees and Expenses..............................................5,000
Legal Fees and Expenses..................................................40,000
Blue Sky Fees and Expenses................................................5,000
Miscellaneous Expenses......................................................896

Total...................................................................$57,000
---------------
* Represents actual expenses. All other expenses are estimates.


Item 14.          Indemnification of Directors and Officers.

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the "Code") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation a written undertaking to repay any advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

         The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant as permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages as permitted by Virginia law.

Item 15.          Recent Sales of Unregistered Securities.

         The Registrant has sold  unregistered  securities within the past three
(3) years as follows:

         The Registrant was formed on July 12, 2001 for the sole purpose of reorganizing New Peoples Bank, Inc. (the "Bank") into a bank holding company structure. In connection with the formation of the

Registrant, the Registrant made an initial issuance of 100 shares of its common stock ("Common Stock") in August 2001 to the Bank for an aggregate amount of $1,000. The Registrant relied upon Section 4(2) under the Securities Act of 1933, as amended, for the exemption from registration for the issuance of these shares of Common Stock.

         On November 30, 2001, the Registrant issued 6,000,000 shares of Common Stock to the shareholders of the Bank. The issuance was made in connection with the reorganization of the Bank into a bank holding company structure, and the Registrant exchanged one share of Common Stock for each share of the Bank's common stock. The Registrant relied upon Section 3(a)(12) under the Securities Act of 1933, as amended, for the exemption from registration for the issuance of these shares of Common Stock.

 Item 16.         Exhibits and Financial Statement Schedules.

(a)      Exhibits:

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

        Exhibit No.                 Document
        -----------                 --------

        3.1  Articles of Incorporation, attached as Exhibit 3.1 to the
             Registrant's Current Report on Form 8-K filed December 17, 2001, incorporated herein by reference.
        3.2  Bylaws, attached as Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed December 17, 2001, incorporated herein by reference.
        5.1  Legal opinion of Williams Mullen*.
        10.1 2001 Stock Option Plan, attached as Exhibit 10.1 to the
             Registrant's Annual Report on Form 10-KSB for the period ending
             December 31, 2001, filed on April 1, 2002, incorporated herein by reference.
        21   Subsidiaries of the Registrant*.
        23.1 Consent of Williams Mullen (included in Exhibit 5.1 above).
        23.2 Consent of  S. B. Hoover & Company, L.L.P.*.
        24.1 Powers of attorney (included on signature page)*.
        99.1 Form of Subscription Agreement*.

* Filed herewith.

 (b)     Financial Statement Schedules:     None.

Item 17.          Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate  offering  price  set forth in the  "Calculation  of
                  Registration   Fee"  table  in  the   effective   registration
                  statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Russell, Commonwealth of Virginia, on June 17, 2002.


                                      NEW PEOPLES BANKSHARES, INC.



                                      By: /s/Kenneth D. Hart
                                          -------------------------------------
                                          Kenneth D. Hart
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Kenneth D. Hart and Frank Sexton, Jr. as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to the registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                     Title                        Date
         ---------                     -----                        ----

/s/Kenneth D. Hart                    President and             June 17, 2002
-------------------------       Chief Executive Officer
     Kenneth D. Hart         (Principal Executive Officer)


/s/Frank Sexton, Jr.              Executive Vice President,     June 17, 2002
------------------------- Chief Financial Officer and Secretary
    Frank Sexton, Jr.       (Principal Financial Officer and
                              Principal Accounting Officer)


/s/Tim Ball                             Director                  June 17, 2002
-------------------------
       Tim Ball

/s/Joe M. Carter
-------------------------               Director                  June 17, 2002
     Joe M. Carter


/s/John D. Cox                          Director                  June 17, 2002
-------------------------
       John D. Cox


/s/Charles Gent                         Director                  June 17, 2002
-------------------------
      Charles Gent


/s/Harold Lynn Keene                    Director                  June 17, 2002
-------------------------
    Harold Lynn Keene


/s/Frank Kilgore                        Director                  June 17, 2002
-------------------------
     Frank Kilgore


/s/John Maxfield                        Director                  June 17, 2002
-------------------------
     John Maxfield


                                        Director                  June 17, 2002
-------------------------
  Michael G. McGlothlin


/s/Fred Meade                           Director                  June 17, 2002
-------------------------
       Fred Meade

/s/Bill Ed Sample                       Director                  June 17, 2002
-------------------------
     Bill Ed Sample

/s/E. Virgil Sampson, Jr.               Director                  June 17, 2002
-------------------------
  E. Virgil Sampson, Jr.


/s/Steve Starnes                        Director                  June 17, 2002
-------------------------
     Steve Starnes


/s/Paul Vencill, Jr.                    Director                  June 17, 2002
-------------------------
    Paul Vencill, Jr.


 /s/B. Scott White                      Director                  June 17, 2002
-------------------------
    B. Scott White

                                 EXHIBIT INDEX
                                 -------------


Exhibit No.  Document
-----------  --------

3.1          Articles of Incorporation, attached as Exhibit 3.1 to the
             Registrant's Current Report on Form 8-K filed December 17, 2001, incorporated herein by reference.
3.2          Bylaws, attached as Exhibit 3.2 to the Registrant's Current
             Report on Form 8-K filed December 17, 2001, incorporated herein by reference.
5.1          Legal opinion of Williams Mullen*.
10.1         2001 Stock Option Plan, attached as Exhibit 10.1 to the
             Registrant's Annual Report on Form 10-KSB for the period ending
             December 31, 2001, filed on April 1, 2002, incorporated herein by reference.
21           Subsidiaries of the Registrant*.
23.1         Consent of Williams Mullen (included in Exhibit 5.1 above).
23.2         Consent of  S. B. Hoover & Company, L.L.P.*.
24.1         Powers of attorney (included on signature page)*.
99.1         Form of Subscription Agreement*.

* Filed herewith